Exhibit 10.26

PURCHASE AGREEMENT

Dated As Of April 20, 2005

Among

JAMDAT Mobile (Hawaii) LLC,

JAMDAT Mobile Inc.,

Blue Lava Wireless, LLC,

Henk B. Rogers 2005 Dynasty Trust, Akemi M. Rogers 2005 Dynasty Trust,

Henk Rogers and Akemi Rogers

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT dated as of April 20, 2005 (this “Agreement”), is by and among: JAMDAT Mobile (Hawaii) LLC, a Delaware limited liability company (“Buyer”), JAMDAT Mobile Inc., a Delaware corporation (“JAMDAT”), Blue Lava Wireless, LLC, a Hawaii limited liability company (the “Company”), and Henk Rogers, an individual (“Henk Rogers”), and Akemi Rogers, an individual (“Akemi Rogers,” and collectively with Henk Rogers and Akemi Rogers, the “Individual Members”), and Henk B. Rogers 2005 Dynasty Trust, a trust formed under the laws of Hawaii (“Family Trust I”), and Akemi M. Rogers 2005 Dynasty Trust, a trust formed under the laws of Hawaii (“Family Trust II,” and collectively with the Family Trust I, the “Trust Members”).  The Individual Members and the Trust Members are the owners of 100% of the limited liability company membership interests of the Company, and are collectively referred to herein as, the “Members”).

RECITALS

A.                                   The parties hereto desire that on the Closing Date, the Members will sell and assign to Buyer, and Buyer will purchase and accept, all of the Members’ Membership Interests in the Company (the “Sale”), which Sale will result in Buyer acquiring 100% of the membership interests of the Company in exchange for cash and shares of JAMDAT Common Stock, $0.0001 par value per share (“JAMDAT Common Stock”).

B.                                     All of the Members of the Company have approved the Sale pursuant to the terms of this Agreement and in accordance with the applicable provisions of the Hawaii Uniform Limited Liability Company Act and all other applicable Legal Requirements.

C.                                     The Boards of Directors of JAMDAT and the Buyer, have approved the Sale pursuant to the terms of this Agreement and the other transactions contemplated hereby in accordance with Delaware General Corporation Law and all other applicable Legal Requirements.

D.                                    In connection with the Sale and the other transactions contemplated hereby, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other or others as an inducement to the consummation of the Sale, upon the terms and subject to the conditions contained herein.

E.                                      In connection with the Sale, the Members on the one hand, and the Buyer on the other, are willing to indemnify the other against certain losses and Liabilities that may occur as a result of the Sale and the operations of the Company, in each case, upon the terms and subject to the conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Defined Terms.  As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounts Receivable” is defined in Section 5.8.

“Acquisition Proposal” means any proposal for a sale, purchase, exchange, merger or other transaction involving the direct or indirect acquisition of all, or a substantial portion of the equity interest in or the assets of, the Company, other than the transactions contemplated by this Agreement.

“Affiliate” shall have the meaning set forth in the Exchange Act.  Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managers and managing members of a Person that is a limited liability company, shall be deemed Affiliates of such Person for all purposes hereunder.

“Affiliate Indebtedness” shall mean any and all Liabilities of the Company to any of the Members or any of their respective Affiliates other than the Company.

“Affiliated Tetris Companies” means the Company, The Tetris Company, LLC, a Delaware limited liability company, Tetris Holding, LLC, a Delaware limited liability company, Games International, LLC, a Delaware limited liability company, Elorg Company, LLC, a Delaware limited liability company, Blue Planet Software, Inc., a Hawaii corporation and each of such Person’s successors.

“Agreement” is defined in the first paragraph of this Agreement.

“Applicable Contract” shall mean any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any Liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound or to which the Company or any of the assets owned or used by it is or may be subject.

“Benefit Plans” is defined in Section 5.11(a).

“Business” shall mean (i) the development and distribution of downloadable wireless entertainment applications for mobile telephone and other mobile devices and (ii) any business in which the Company has been engaged as of the date of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the States of Hawaii and California are authorized or obligated to close.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Advance” means the amount of $5,000,000.00 paid to the Company under that certain letter regarding exclusivity period from JAMDAT to the Company dated March 23, 2005 that has not been repaid as of the Closing.

“Buyer’s Disclosure Schedules” shall mean the schedules and disclosures prepared and delivered by JAMDAT and the Buyer for and to the Members and dated as of the date hereof which set forth any exceptions to the representations and warranties of JAMDAT and Buyer contained herein and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

“Buyer Indemnified Parties” is defined in Section 8.2(b).

“Buyer Tax Contest” is defined in Section 8.5.

“Calendar Quarter” shall mean each three (3) month quarter (or portion thereof) ending on March 31, June 30, September 30 or December 31.

“Capital Change” is defined in Section 2.2(b).

“Claim” is defined in Section 8.2(e).

“Claim Notice” is defined in Section 8.2(e).

“Closing” is defined in Section 4.1.

“Closing Cash” is defined in Section 2.2(a)(ii).

“Closing Consideration” is defined in Section 2.2(a)(iii).

“Closing Date” is defined in Section 4.1.

“Closing Net Cash or Net Debt Statement” is defined in Section 2.5.

“Closing Shares” is defined in Section 2.2(a)(iii).

“Company Closing Payments” is defined in Section 2.2(c).

“Company Intellectual Property” shall mean all material Intellectual Property (other than, to the extent not reducible to schedule form, trade dress, trade secrets, know-how and goodwill attendant to the Intellectual Property and other intellectual property rights) used by Company to conduct the Business as presently conducted.

“Company-Owned Intellectual Property” shall mean Company Intellectual Property owned by or exclusively licensed to Company.

“Company Registered Intellectual Property” shall mean any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including, but not limited to, any Governmental Authorization).

“Consideration Shares” is defined in Section 2.2(a)(v).

“Contract” shall mean any agreement, contract, or legally enforceable promise or undertaking (whether written or oral and whether express or implied) or similar obligation.

“Control Group Member” shall mean any person or entity which, together with the Company, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the IRC.

“Damages” is defined in Section 8.2(a).

“Employees” shall mean all employees who are immediately prior to the Closing (i) in the active employment of the Company and are presently on the employee payroll, whether full or part-time, or (ii) on sick leave, short-term disability or other leave of absence approved by the Company.

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, mortgage, deed of trust, option, pledge, hypothecation, charge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including but not limited to any covenant, condition, restriction, reservation, rights of way, easement or other title encumbrance or title exception affecting any property or asset.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” shall mean all federal, state, district, local and foreign laws and Legal Requirements, all rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, notice requirements, agency guidelines, policies or restrictions and licenses, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment.

“Environmental Permits” shall mean all licenses, permits, approvals, authorizations, consents or orders of, or filings with, any Governmental Body, whether federal, state, local or foreign, required for the operation of the Company’s facilities under Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

“Escrow Agent” means US Bank.

“Escrow Agreement” is defined in Section 4.2(i).

“Escrow Shares” is defined in Section 2.2(a)(iv).

“Estimated Net Cash” is defined in Section 2.5.

“Estimated Net Debt” is defined in Section 2.5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fenwick Opinion” is defined in Section 4.2(j).

“Financial Statements” is defined in Section 5.4.

“GAAP” shall mean United States generally accepted accounting principles and practices.

“Governmental Authorization” shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any.

(a)                                  nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b)                                 federal, state, county, local, municipal, foreign or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(d)                                 multi-national organization or body; or

(e)                                  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” shall mean any waste, chemical, pollutant, material or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Income Taxes” shall mean net income Taxes imposed under subtitle A of the IRC and any other Tax the predominant character of which is that of an income tax in the U.S. sense within the meaning of United States Treasury Department Regulations Section 1.901-1(a)(1)(ii) (disregarding for this purpose whether such other Tax is imposed by a foreign or domestic governmental entity).

“Intellectual Property” means: (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (d) trade secrets and confidential business and technical information, including, without limitation, web site user information, customer and supplier lists and related information, pricing and cost information, business and marketing plans, advertising statistics, any other financial, marketing and business data, technical data, specifications, schematics and know-how; (e) to the extent not covered by subsections (a) through (d), above, Software and web sites (including all related computer code and content); (f) rights to exclude others from appropriating any of such Intellectual Property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (g) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, or any successor law.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” shall mean and an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, limited liability company manager, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Knowledge of the Company” or other similar phrases shall mean and include, the Knowledge of the Company and the Knowledge of the Members.

“Legal Requirement” shall mean any federal, state, county, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, common law, regulation, statute or treaty.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any kind or type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

“Licenses” is defined in Section 5.12(b).

“License Agreement” is defined in Section 4.2(p).

“Lock Up Agreement” is defined in Section 4.2(o).

“Material Adverse Effect” or “Material Adverse Change” shall mean (i) any material adverse effect or change in the condition (financial or other), business, results of operations, Liabilities or operations of a specified Person, its business and/or assets, excluding general economic, business and industry conditions affecting such Person and other Persons in the first Person’s industry or engaged in businesses similar to the business of the first Person and (ii) any material limitation or restriction on the ability of a party to this Agreement to consummate the Transactions.

“Member Indemnified Parties” is defined in Section 8.2(a).

“Members” is defined in the first paragraph of this Agreement.

“Members’ Disclosure Schedules” shall mean the schedules and disclosures prepared and delivered by the Company and the Members for and to Buyer and dated as of the date hereof which set forth any exceptions to the representations and warranties of the Company and the Members contained herein and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

“Membership Interest(s)” shall mean the limited liability company membership interest(s) of the Company.

“Monthly Net Revenues” is defined in Section 2.6(a).

“Morris Employment Agreement” is defined in Section 4.2(k).

“Net Cash” means an amount determined as of Closing equal to the excess, if any, of (i) the sum of all of the Company’s cash, bank account balances, cash equivalents, certificates of deposit, U.S. Treasury bills and other short term, marketable securities and accounts receivable (as of March 31, 2005), over (ii) all Liabilities of the Company that should be reflected on a balance sheet of the Company properly prepared in accordance with GAAP (other than the Buyer Advance, and the Lease and liabilities paid by the Company’s payment of the Company Closing Payments).

“Net Debt” means an amount determined as of Closing equal to the excess, if any, of (i) all Liabilities of the Company that should be reflected on a balance sheet of the Company properly prepared in accordance with GAAP (other than the Buyer Advance and the Lease and liabilities paid by the Company’s payment of the Company Closing Payments), over (ii) the sum of all of the Company’s cash, bank account balances, cash equivalents, certificates of deposit, U.S. Treasury bills and other short term, marketable securities and accounts receivable (as of March 31, 2005).

“Non-Competition Agreement(s)” is defined in Section 4.2(g).

“Order” shall mean, with respect to any Person any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator specifically directed at that Person.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Permitted Liens” is defined in Section 5.6.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other legal entity or Governmental Body.

“Post Closing Consideration” shall mean the Post Closing Cash Consideration and the Post Closing Shares.

“Post Closing Shares” is defined in Section 2.2(a)(v).

“Pre-Closing Period” is defined in Section 7.1(a).

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation (to the Knowledge of the Company and the Members), litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Registration Rights Agreement” is defined in Section 4.2(h).

“Representative” shall mean any officer, director, principal, member, attorney, agent, Employee or other representative of a Person.

“Rogers Employment Agreement” is defined in Section 4.2(l).

“Sale Consideration” is defined in Section 2.2(a).

“SEC Documents” means JAMDAT’s prospectus on Form S-1 filed July 2, 2004 and all amendments thereto, JAMDAT’s quarterly report on Form 10-Q filed November 15, 2004, and all of JAMDAT’s other filings with the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Closing Documents” is defined in Section 5.2(a).

“Seller Tax Contest” is defined in Section 8.7.

“SMRH Opinion” is defined in Section 4.3(g).

“Software” is defined in Section 5.19(g).

“Software Rights” is defined in Section 5.19(f).

“Straddle Period” is defined in Section 3.4(c).

“Straddle Period Tax Contest” is defined in Section 8.6.

“Subsidiary” shall mean, with respect to any Person who is not an individual (for the purposes of this definition, the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax Arbitration” is defined in Section 3.8.

“Tax Arbitrator” is defined in Section 3.8.

“Tax Claim” is defined in Section 8.5.

“Tax Contest” means a Buyer Tax Contest, Seller Tax Contest or a Straddle Period Contest.

“Tax Damages” is defined in Section 8.2(c)(i).

“Tax Purchase Price” is defined in Section 3.2(a).

“Taxes “ shall mean (whether or not disputed) taxes of any kind, levies or other assessments, import duties, export duties, imposts, charges, fees, including but not limited to (x) all federal, state, local or foreign taxes, including all income, profits, capital gains, receipts, corporate franchise, net worth, gross receipts, general excise, sales, use, value added, property, ad valorem, value-added, intangible, unitary, conveyance, transfer, stamp, documentation, documentary, license, payroll, employment, estimated, excise, environmental, occupation, premium, property, recording, registration, remittance, customs, duties, tariffs, severance, windfall profits, franchise, license, withholding, social security, unemployment, disability, alternative or add-on minimum, recapture or other taxes, levies, fees or assessments together with any interest and any penalties, fines, additions to tax, and additional amounts with respect thereto, (y) any liability for payment of amounts described in clause (x) as a result of transferee liability, or being a member of an affiliated, combined, consolidated or other group for any period, or otherwise through operation of law, and (z) any liability for payment of amounts described in clauses (x) or (y) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement or any practice, policy or arrangement of indemnifying any other Person for taxes or any other amount described above in this definition.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threatened” shall describe, with respect to any Person, any claim, Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) to such Person or its Affiliate with respect to such claim, Proceeding, dispute, action or other matter or (ii) any notice has been given (orally or in writing) to such Person or its Affiliate with respect thereto.

“Threshold” is defined in Section 8.2(c)(i).

“Transaction Documents” shall mean this Agreement, the Non-Competition Agreements, the License Agreement, the Registration Rights Agreement, the Escrow Agreement, the Lock Up Agreement and all other agreements, instruments and documents executed and delivered by the Members of the Company at the Closing pursuant to this Agreement.

“Transactions” shall mean the Sale and the other transactions contemplated hereby and in the Transaction Documents.

“Unaudited Balance Sheet” is defined in Section 5.4(a)(ii).

ARTICLE 2

THE SALE

2.1                                 The Sale.  Subject to the terms and conditions of this Agreement, each of the Members hereby agrees to sell and assign to the Buyer, free and clear of all Encumbrances (other than Encumbrances imposed by federal and state securities laws), and the Buyer hereby agrees to purchase and accept, all of the Membership Interests of the Company in exchange for the Sale Consideration, all effective as of the Closing Date.  At the Closing, the Company and

the Members shall execute such assignments and other documents and take such further actions as reasonably requested by the Buyer to cause the Buyer to be vested with one hundred percent (100%) of the Company’s outstanding Membership Interests and to be admitted as the sole member of the Company.  From and after the Closing Date, the Members shall not be entitled to any rights with respect to the Membership Interests, including distributions from the Company or to exercise any voting or other rights with respect to the Membership Interests.  Without limiting the obligations of the Members under this Agreement, from and after the Closing Date, the Members shall not have any obligations under the Organizational Documents of the Company.

2.2                                 Sale Consideration.

(a)                                  Sale Consideration.  As the purchase price for their Membership Interests in the Company and the covenants of the Members in the Non-Competition Agreements, the Members shall be entitled to receive from JAMDAT and JAMDAT shall pay or cause to be paid to the Members (or on behalf of the Members as directed by them in accordance with Section 2.2(c) hereof) the following consideration (collectively, the “Sale Consideration”) as directed in writing by the Members not less than five (5) days prior to Closing as set forth on Schedule 2.2(a):

(i)                                     The Buyer Advance delivered to the Members via wire transfer on March 24, 2005;

(ii)                                  Fifty Two Million Six Hundred Thousand Dollars ($52,600,000.00) less the Buyer Advance, payable in immediately available funds at the Closing by wire transfer, (the “Closing Cash”);

(iii)                               3,050,000 shares of JAMDAT Common Stock, as adjusted for any Capital Change at any time after the date of this Agreement and prior to the Closing (the “Closing Shares,” and together with the Closing Cash, the “Closing Consideration”);

(iv)                              1,000,000 shares of JAMDAT Common Stock, as adjusted for any Capital Change at any time after the date of this Agreement and prior to the Closing (the “Escrow Shares”), certificates for which Escrow Shares shall be delivered by JAMDAT to the Escrow Agent at Closing to be held in escrow pursuant and subject to the terms and conditions of the Escrow Agreement as security for the obligations of JAMDAT to issue Escrow Shares to the Members pursuant to Section 2.3 hereof; and

(v)                                 Thirteen Million Seven Hundred Thousand Dollars ($13,700,000.00) (the “Post Closing Consideration”), payable on the one year anniversary of the Closing.  At the election of JAMDAT in its sole and absolute discretion, the Post Closing Consideration shall be payable in any combination of immediately available funds and/or JAMDAT Common Stock (the “Post Closing Shares,” and together with the Closing Shares and Escrow Shares, the “Consideration Shares”), with the value of any Post Closing Shares being determined for this purpose as the number of such Post Closing Shares multiplied by the average closing price of one share of JAMDAT Common Stock for the fifteen (15) trading days immediately prior to the one year anniversary of the Closing as reported by the NASDAQ National Market, provided, that the aggregate Consideration Shares to be issued in connection with the Transactions shall not exceed 19.9% of the issued and outstanding JAMDAT Common Stock as of the date hereof.  In order to elect to pay any or all of the Post Closing Consideration with shares of JAMDAT Common Stock, the Post Closing Shares must be registered on or before the one year anniversary of the Closing pursuant to an effective registration statement filed under the Securities Act.

(b)                                 Notwithstanding the provisions of Section 2.2(a), if JAMDAT recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of JAMDAT Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of JAMDAT Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of JAMDAT Common Stock into the same or a different number of shares of other classes or series of JAMDAT stock (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend or other distribution on its outstanding shares payable in shares of JAMDAT Common Stock or in shares or securities convertible into shares of JAMDAT Common Stock (each, a “Capital Change”) at any time after the date of this Agreement and prior to the Closing, then the number of Closing Shares and Escrow Shares will each be proportionally and equitably adjusted.

(c)                                  Company Closing Payments. The Members hereby direct JAMDAT as follows (the “Company Closing Payments”):

(i)                                     At the Closing, to pay a portion of the Closing Cash in the amounts and to the parties set forth on Schedule 2.2(c)(i);

(ii)                                  At the Closing, to deliver a portion of the Closing Shares in the amounts and to the parties set forth on Schedule 2.2(c)(ii); and

(iii)                               On the one-year anniversary of the Closing, to pay a portion of the Post Closing Consideration in the amounts and to the parties set forth on Schedule 2.2(c)(iii) (with the amounts of cash and shares of JAMDAT Common Stock paid or delivered to each such parties to be in the same proportions).

2.3                                 Escrow.

(a)                                  Escrow.  In order to establish a source of recovery in connection with satisfaction of claims of the Member Indemnified Parties for any post-closing indemnity claim pursuant to Article VIII and as evidence of the obligation of JAMDAT through the Escrow Agent as agent of JAMDAT for such purpose to deliver the Escrow Shares at the time or times (if any) as the Members become entitled to receive the Escrow

Shares pursuant to the terms of the Escrow Agreement, at Closing JAMDAT shall deliver to the Escrow Agent to hold in escrow pursuant to the terms of the Escrow Agreement, a certificate or certificates for the Escrow Shares.  As part of the Sale Consideration, Escrow Agent, as agent for JAMDAT, shall deliver to the Members the Escrow Shares at the time or times (if any) as the Members become entitled to receive the Escrow Shares pursuant to the terms of the Escrow Agreement.  Only such delivery by the Escrow Agent, as agent for JAMDAT (and not delivery of the Escrow Shares to the Escrow Agent), shall constitute payment of the portion of the Sale Consideration (if any) consisting of the Escrow Shares.

(b)                                 Rights to Escrow Shares.  During the period the Escrow Shares remain subject to the terms and conditions of the Escrow Agreement, JAMDAT shall have all right, title and interest in and to the Escrow Shares (subject only to such rights of the Members to receive Escrow Shares pursuant to the terms of the Escrow Agreement at such time or times as those rights arise), and JAMDAT shall be entitled to any and all of the voting rights related to the Escrow Shares and any and all dividends and other income payable by JAMDAT on the Escrow Shares during such period.  JAMDAT shall deliver any and all dividends and other income payable by JAMDAT on the Escrow Shares to the Escrow Agent to be held in escrow and considered and treated as Escrow Shares for disposition pursuant to the terms and conditions of the Escrow Agreement.

(c)                                  Cooperation.  At the Closing, JAMDAT shall deliver to the Escrow Agent certificates evidencing the Escrow Shares, and the Members shall deliver to the Escrow Agent assignments executed in blank with respect to the Escrow Shares.  In connection with any partial or complete release of Escrow Shares, Buyer shall provide to the Members certificates evidencing such released Escrow Shares and the parties shall execute such documents and take such further actions as necessary or appropriate to effectuate the provisions of this Section.

2.4                                 Intentionally Omitted.

2.5                                 Closing Adjustment for Net Cash or Net Debt.

(a)                                  Estimated Net Cash and Estimated Net Debt.  Not more than five (5) calendar days prior to the Closing and not later than two (2) calendar days prior to the Closing, the Members shall deliver to Buyer an estimate of the Net Cash or Net Debt (as the case may be) (the “Estimated Net Cash” and the “Estimated Net Debt”, respectively).  Immediately prior to the Closing, either (i) the Company shall distribute to the Members the amount of any Estimated Net Cash, or (ii) the Members shall contribute to the capital of the Company cash in the amount of any Estimated Net Debt.  Within thirty (30) calendar days after the Closing Date, Buyer shall prepare and deliver to the Members a statement setting forth the amount of Net Cash or the amount of Net Debt, as the case may be, including the underlying basis of such determination (the “Closing Net Cash or Net Debt Statement”).  Within fifteen (15) calendar days after the Buyer shall have delivered the Closing Net Cash or Net Debt Statement (the “Member Objection Period”), the Members may provide the Buyer with a certificate (the “Member Certificate”) stating whether the Members believe that the calculations set forth in the Closing Net Cash or

Net Debt Statement are correct and complete or not correct or complete in the Members’ view.  If either (i) the Member Certificate states that the Members believe that the calculations set forth in the Closing Net Cash or Net Debt Statement are correct or (ii) the Members fail to timely provide the Buyer with the Member Certificate within the Member Objection Period, then the Members shall be deemed to have conclusively agreed with and shall be bound by the calculations set forth in the Closing Net Cash or Net Debt Statement for purposes of this Section 2.5.  If the Member Certificate is timely delivered to Buyer and objects to the Buyer’s determination in the Closing Net Cash or Net Debt Statement, then the Members and the Buyer shall confer in good faith in an effort to reach agreement or compromise on the determinations in the Closing Net Cash or Net Debt Statement; provided, that if after ten (10) calendar days of negotiation and discussion the parties have not reached an agreement regarding the Closing Adjustment (as defined below), the parties shall appoint a mutually and reasonably satisfactory independent certified public accountant (the “Accountant”) to review the calculations of both the Members and the Buyer of Estimated Net Cash and/or the Estimated Net Debt, and to make a final written determination of the Closing Adjustment, which determination shall be conclusive and binding on the Members, Buyer, the Company and JAMDAT.  The Accountant’s engagement pursuant to this Section 2.5(a) shall be limited solely to determining the Net Cash or the Net Debt of the Company and the Closing Adjustment.  The Members on the one hand and JAMDAT and the Buyer on the other hand shall bear the fees and expenses, in equal proportions, of the Accountant in connection with its engagement hereunder.

(b)                                 Closing Adjustment.  If it is finally determined in accordance with this Section 2.5 that there is: (i) Net Cash, then within five (5) calendar days (A) Buyer shall pay to the Members the excess, if any, of Net Cash over Estimated Net Cash or (B) the Members shall pay to Buyer cash in an amount equal to the sum of (w) the excess, if any, of Estimated Net Cash over Net Cash plus (x) the amount of Net Debt, if any, and (ii) if there was Net Debt, then within five (5) calendar days (C) Buyer shall pay to the Members the sum equal to (y) the excess, if any, of Estimated Net Debt over Net Debt, if any, plus (z) the amount of any Net Cash, or (D) the Members shall pay to Buyer cash in the amount equal to any excess of Net Debt over Estimated Net Debt.  Any payment pursuant to the immediately preceding sentence (the “Closing Adjustment”) shall be treated as an adjustment to purchase price for Tax purposes to the extent permitted by applicable Legal Requirements with respect to Taxes.

2.6                                 Undistributed Pre-Closing Revenues.  Within five (5) Business Days after the last day of each calendar month following the Closing Date, until up to and including the last calendar month that is one hundred twenty (120) days following the end of the calendar quarter in which the Closing occurs (the “Closing Quarter”) (each such monthly period, a “Post-Closing Monthly Period”), JAMDAT shall (A) deliver to the Members an estimated statement of Monthly Net Revenues actually received by the Company during such Post-Closing Monthly Period (the “Monthly Net Revenue Statement”), and (B) promptly pay to the Members an amount of cash equal to such Monthly Net Revenues (such amounts, the “Net Revenue Payments”).  “Monthly Net Revenues” means an amount equal to the difference of (a) all cash received by the Company after the Closing Date during the applicable Post-Closing Monthly Period that represents the collection of Accounts Receivable earned by the Company on or before March 31, 2005 (which Accounts Receivable are not reflected on the Closing Net Cash Statement), less (b) any royalty or other Liability of any kind payable in respect of such Accounts Receivable (which Liability is not reflected on the Closing Net Debt Statement), which Liabilities shall be the responsibility of the Company and paid in accordance with their terms.  Receipt of Monthly Net Revenues and Liabilities payable in respect of such amounts shall be determined consistent with past practices of the Company and in accordance with GAAP and the Accounting Rules set forth on Schedule 2.6 (the “Accounting Rules”).

ARTICLE 3

CERTAIN TAX MATTERS

3.1                                 Income Tax Treatment.  JAMDAT, the Buyer and the Members acknowledge and agree the Sale shall be treated for Income Tax purposes as a purchase by JAMDAT and the Buyer of the assets of the Company that constitute a single trade or business for purposes of IRC Section 1060 and applicable provisions of this Article III, and (except as required by a final determination as defined in IRC Section 1313(a) or as JAMDAT and Buyer and the Members may agree) none of them shall take a contrary position for any Income Tax purpose; provided, however, JAMDAT and Buyer acknowledge that the Members may, to the extent permitted by applicable Tax Legal Requirements, treat the Sale as a sale of the Membership Interests for Hawaii Income Tax and excise Tax purposes and for United States federal Income Tax purposes in accordance with IRS Revenue Ruling 99-6.

3.2                                 Allocation of Tax Purchase Price.

(a)                                  The parties agree that the Sale Consideration and all other amounts treated for federal Income Tax purposes as purchase price paid by the Buyer for the assets of the Company (the “Tax Purchase Price”) shall be allocated for such purposes as provided in Treasury Regulations Sections 1.1060-1(c) and pursuant to the procedures set forth in this Section 3.2; provided that the parties agree that the covenants contained in the Non-Competition Agreement for Henk Rogers shall be allocated not more than $500,000 of the Sale Consideration.  The parties shall file all Tax Returns (including but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with any such allocation so agreed, if any.  None of the parties shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation that is so agreed, if any, unless required to do so by a final determination as defined in IRC Section 1313(a).  Nothing contained in this Agreement will impose on either party the duty or obligation to contest any action that the IRS, any Governmental Body or any other taxing authority may take or contest any adjustment or change in such allocation that the IRS, any Governmental Body or any other taxing authority may make or propose.

(b)                                 No later than 75 days after the Closing Date, Buyer shall give written notice to the Members of Buyer’s proposed allocation of the Tax Purchase Price in accordance with Section 3.2(a).  If the Members do not give written notice to Buyer within 20 days after receipt of such notice from Buyer that the Members disagree with any part or all of such proposal, then such allocation as so proposed by Buyer shall be deemed agreed by the parties for purposes of the application of this Section 3.2, and the Tax Purchase Price shall be allocated as provided in such notice so given by Buyer.  If the Members do so give notice of any such objection, then from that time until the expiration of 120 days after the Closing, the Buyer and Members shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection and the allocation of the Tax Purchase Price consistent with the requirements of Section 3.2(a), and if the Buyer and Member do reach such agreement within such period, then the matters and allocation so agreed upon shall be deemed agreed by the parties for purposes of the application of this Section 3.2.  In the event that the Members do so give notice of any such objection and the Buyer and Members are unable so to reach agreement on all such matters, then the matters and allocation that have been agreed shall be deemed agreed by the parties for purposes of the application of this Section 3.2 and, to the extent not so agreed by Buyer and Members, Buyer and each Member shall file its Tax Returns based on its own good faith determinations.  Buyer and the Members may enter into or refuse or fail to enter into any agreement pursuant to this Section 3.2 in its or their good faith discretion.

(c)                                  Each of JAMDAT and Buyer shall have no concern, responsibility or liability for allocation of Tax Purchase Price between or among any one or more of the Members or their designees or assignees and shall not be obligated by this Section 3.2 to make or agree to any allocation of Tax Purchase Price between or among the Members, their designees or assignees, and/or any other person.

3.3                                 Taxation of Escrow Shares.  For Tax purposes, the Members intend to report the Escrow Shares and the Post Closing Consideration on the installment method of taxation under IRC §453 as an installment obligation.  The parties shall file all Income Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistently under the installment method and United States Treasury Department Regulations Section 1.338-7 based upon the fair market value of the Escrow Shares at the time or times of release thereof from escrow, unless such inconsistency is mandated by applicable Legal Requirements.  Further, the parties shall report any income from the Escrow Shares during the applicable escrow period in a manner consistent with Proposed United States Treasury Department Regulation Section 1.468B-8, which states that Buyer shall be treated for tax purposes as owning the Escrow Shares for the period prior to the date on which the last of the events subject to a bona fide contingency either has or has not occurred.  The parties acknowledge and agree that JAMDAT shall be considered the owner of the Escrow Shares for Income Tax purposes until such time or times and to the extent the Members become entitled to receive Escrow Shares pursuant to the Escrow Agreement (it being further agreed that JAMDAT may treat the Escrow Shares as not outstanding for Income Tax purposes until such time or times).

3.4                                 Taxes on Sale and Transactions; Tax Returns.  The Members, jointly and severally, shall be responsible for, and shall pay when due, any and all Taxes incurred by the Company, the Members, Buyer and JAMDAT, or any of them, as a result of the Sale and the Transactions (except as otherwise provided in the Escrow Agreement), including without limitation any income, documentary, gross receipts, general excise, sales, use, stamp, registration or other Taxes incurred in connection with the exchange by the Members of Membership

Interests for the Sale Consideration as provided hereunder, the transfer of any assets of the Company and the covenants of the Members in the Non-Competition Agreements.  Buyer, Company and the Members further agree, upon request and in connection with Closing and the preparation and filing of Tax Returns therefor pursuant to this Section 3.4, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any such documentary, gross receipts, general excise, sales, use, stamp or registration Tax.

(a)                                  The Members shall, at their expense, timely file all Tax Returns required to be filed by the Members (and which are not required to be executed or filed by the Company or Buyer) with respect to all such Taxes and timely pay all Taxes reflected as due thereon.

(b)                                 The Members shall, at their own expense, (i) no less than fifteen (15) calendar days before required to be filed, prepare and submit to Buyer for review and approval by Buyer in its reasonable discretion, (A) all Tax Returns (other than Income Tax Returns) required to be filed by the Company with respect to such Taxes and (B) all Tax Returns relating to the Company and the Business for a period ending on or before the Closing Date including the final United States federal Income Tax Return for the Company, the final State of Hawaii Income Tax Return for the Company and all applicable Hawaii general excise and use Tax Returns and (ii) timely file all such Tax Returns so approved by Buyer together with payment in full of all Taxes shown as due thereon. If so approved by Buyer, then the Buyer will (i) cause the Company to execute such Tax Returns and deliver them to the Members for filing and (ii) if required by applicable Legal Requirements, Buyer will join in the execution of any such Tax Returns required.

(c)                                  No less than fifteen (15) calendar days before required to be filed, Buyer shall prepare and submit to the Members for their review and approval (which approval shall not be unreasonably withheld) any Tax Returns for any period that includes and neither begins nor ends on the Closing Date (a “Straddle Period”), together with a statement setting forth the amount of any Taxes shown as due on such Tax Returns that are allocated to the pre-Closing portion of such Straddle Period under this Section 3.4(c).  No less than five (5) calendar days before required to be filed, the Members shall pay to Buyer cash in the amount of such Taxes so allocated to such pre-Closing portion of such Straddle Period.  For purposes of this Agreement, Taxes incurred during a Straddle Period shall be allocated to the pre-Closing portion of such Straddle Period as follows:  (i) ad valorem Taxes for such Straddle Period shall be equal to the amount of such ad valorem Taxes for the full Straddle Period multiplied by a fraction, the numerator of which is the number of days during the pre-Closing portion of such Straddle Period and the denominator of which is the number of days during the full Straddle Period; and (ii) Taxes (other than the Taxes referred to in clause (i)) for the pre-Closing portion of such Straddle Period shall be computed as if such Straddle Period ended on the Closing Date.

(d)                                 Any disagreement or dispute between Buyer, on the one hand, and the Members, on the other hand, regarding the form or content of any Tax Return to be filed pursuant to this Section 3.4 and that requires the approval of Buyer or that will be filed by the Company and on which the Members are entitled to approve pursuant to this Section 3.4 (i) shall be resolved in Buyer’s reasonable discretion solely for purposes of facilitating the timely filing of such Tax Return, and (ii) shall finally be resolved pursuant to a Tax Arbitration.

3.5                                 Tax-Related Books and Records.  Buyer agrees to permit the Members and their Representatives access to the Company’s books and records (other than any books and records created after the Closing Date) to the extent reasonably required for purposes of (i) preparing and filing Tax Returns required to be prepared and filed by them pursuant to Section 3.4, (ii) enabling the Members to approve Tax Returns which the Members are entitled to approve pursuant to Section 3.4, (iii) any Tax Arbitration, and (iv) any Tax Contest involving the Company in which the Members are permitted or required to participate pursuant to this Agreement.  The Members shall permit Buyer and its Representatives reasonable access to the books and records of the Members and their Affiliates (other than any books and records (A) created after the Closing Date, (B) that do not relate to the Company or (C) that are subject to the attorney-client privilege),  to the extent reasonably required for purposes of (i) preparing and filing Tax Returns required to be prepared and filed by Buyer or the Company pursuant to Section 3.4, (ii) enabling Buyer to review and exercise its right to approve Tax Returns that Buyer is entitled to review and approve pursuant to Section 3.4, (iii) any Tax Arbitration, and (iv) any Tax Contest involving the Company.  In addition, if a party to this Agreement shall desire to dispose of any of such books or records prior to the expiration of seven (7) years after the Closing Date (or, to the extent such books and records relate thereto, prior to a final determination of any Tax Arbitration or Tax Contest), such party shall, prior to such disposition, give each other party to this Agreement a reasonable opportunity, at such party’s expense, to segregate and remove such books and records as such other party may select.

3.6                                 Cooperation on Tax Matters.

(a)                                  Buyer, the Company, and the Members shall cooperate to the extent reasonably required in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest.  Such cooperation shall include the retention and (upon the other party’s request) the provision of books and records and other information which are reasonably relevant to any such Tax Contest and explanation of any such material to the extent reasonably required; provided, however, for avoidance of any doubt, neither this sentence nor any other provision of this Agreement shall require JAMDAT or Buyer to disclose to the Members or any arbitrator or subject to discovery any Tax Return or tax accrual workpapers of a Member Indemnified Party.

(b)                                 The Members shall promptly notify Buyer, in writing, upon receipt by any Member or any of Affiliate of a Member of notice of any pending or Threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company.  The Buyer shall promptly notify the Members, in writing, upon receipt by the Company after the Closing Date (other than from the Members) of a notice of any pending or Threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company for any taxable period that ends on or before the Closing Date.

3.7                                 Withholding.  At or prior to the Closing, and at each subsequent time as Buyer reasonably may require in connection with the payment or delivery of any Sale Consideration or the release of any Escrow Shares, each of the Members shall deliver to Buyer a properly completed IRS Form W-9 (or suitable substitute form), indicating that such Member is a United States person and establishing an exemption from backup withholding.  At the time of any direction by a Member to Buyer, pursuant to Section 2.2 of this Agreement or otherwise, to pay or deliver to a designee, assignee or other person any Sale Consideration, Escrow Shares or other amount includible within the Tax Purchase Price, such Member shall cause such designee, assignee or other person to deliver to Buyer a duly completed and executed IRS Form W-8 or W-9 that relieves Buyer of any obligation under any Tax or other applicable Legal Requirements to withhold and remit to any governmental authority any amount that such Member shall so direct Buyer to pay or deliver to such designee, assignee or other person.  In all events, to the extent required by applicable Legal Requirements, Buyer shall be entitled to withhold from any amount payable by Buyer to any Member or any designee or assignee of any Member as directed pursuant to Section 2.2 of this Agreement or otherwise.

3.8                                 Tax Arbitration.  Any disagreement or dispute after Closing between Buyer and/or the Company, on the one hand, and the Members, on the other hand, regarding (i) any matter governed by this Article III (other than a matter governed by Section 3.2) or (ii) relating to the manner in which a Tax Contest is to be handled, shall be submitted for final and binding resolution to resolve such disagreement or dispute to (A) with respect to any matter described in clause (i), a Tax partner at a nationally or regionally recognized accounting firm or (B) with respect to any matter described in clause (ii), a Tax partner at a nationally or regionally recognized law firm with substantial experience over a period of not less than 10 years in the handling of Tax audits, examinations, administrative appeals and related litigation (such procedure for resolution, a “Tax Arbitration,” and such Tax partner, the “Tax Arbitrator”).  The Tax Arbitrator shall be selected by agreement of the Buyer, on the one hand, and the Members, on the other hand (and, if they fail to agree within a reasonable period, the Tax Arbitrator shall be selected by agreement of two persons who are qualified to serve as Tax Arbitrator, one selected by Buyer and the other selected by the Members).  Each side shall instruct the Tax Arbitrator to choose either the position proposed by it or the position proposed by the other side and to deliver to each side, as promptly as practicable and in any event within ninety (90) calendar days after his or her appointment, a written report setting forth the resolution of any such disagreement or dispute determined in accordance with this Section 3.8.  The determination of the Tax Arbitrator shall be final and binding upon the parties to this Agreement and their respective Affiliates.  The fees, expenses and costs of the Tax Arbitrator shall be borne one hundred percent (100%) by the side whose position is rejected by the Tax Arbitrator.  Other than such fees and expenses of the Tax Arbitrator, each side shall be responsible for their own costs and expenses incurred in connection with any Tax Arbitration.  Notwithstanding the foregoing, no arbitrator shall have any power or authority to determine or issue any award or order mandating or compelling the manner in which a party in fact treats any item on any Tax Return of such party or compelling or prohibiting compliance by such party with such Tax payment, withholding or reporting obligations that such party determines it has (or that it is determined to have under any final determination within the meaning of IRC Section 1313(a) or any similar determination under other applicable tax law) or the manner in which it conducts or resolves any Tax Contest to which it is a taxpayer party; provided, however, without any implication to be drawn from this proviso that any such breach may or will give rise to liability for (or an excuse from liability for) any damages, this sentence shall not be construed to excuse, reduce or otherwise limit a party’s liability to another party for compensatory damages for breach of this Agreement.

ARTICLE 4

CLOSING

4.1                                 Closing  Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall be held at 10:00 a.m. local time at the offices of Sheppard Mullin Richter & Hampton, LLP, 333 S. Hope Street, Los Angeles, California 90071, on the first Business Day after all of the conditions to Closing set forth in Sections 4.2 and 4.3 and the deliveries set forth in Sections 4.5 and 4.6 have been satisfied or waived in accordance with this Agreement or at such other time or on such other date at such other place as the parties hereto may mutually agree.  Notwithstanding the actual time of Closing, the Closing shall be deemed to have occurred on 12:01 am on the day of the Closing (the “Closing Date”).

4.2                                 Closing Conditions of JAMDAT and Buyer.  The obligations of JAMDAT and Buyer hereunder to purchase the Membership Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

(a)                                  Representations and Warranties.  Each of the representations and warranties made by the Company and the Members in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (without regard to materiality exceptions or qualifiers in such representations and warranties) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects (without regard to materiality exceptions or qualifiers in such representations and warranties) on and as of such earlier date.

(b)                                 Performance.  The Company and the Members shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and the Transaction Documents to be so performed or complied with by the Company and the Members at or before the Closing.

(c)                                  Orders.  There shall not be in effect on the Closing Date any Order or Proceeding restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions contemplated by this Agreement and the Transaction Documents or which could reasonably be expected to otherwise result in a material diminution of the benefits of the Transactions contemplated by this Agreement and the Transaction Documents to JAMDAT or Buyer.

(d)                                 Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Body necessary to permit

JAMDAT, Buyer, Company and the Members to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.  The Members and the Company shall provide, in form and substance acceptable to Buyer in its sole discretion, any notices required to be given under the Hawaii Dislocated Workers Law, the federal WARN Act or any similar legal requirement related to or as a result of the Transactions, and all applicable notice periods shall have expired; provided, however, that in the event the parties decide to close the Transactions on a date earlier than the expiration of 60 days after the date the notice required to be given by the Company under the Hawaii Dislocated Workers Law (in a form approved by Buyer) is received by each of the Company’s employees, then the parties agree that, on the Closing Date, the Buyer will either (i) provide “pay in lieu of full notice” to each employee of the Company in the amount of such employee’s full wages and benefits per day for the number of days that the notice given to such employee was less than 60 days or (ii) guarantee continued employment and/or full wages and benefits for at least 60 days following the Closing in a manner sufficient to satisfy the requirements of the Hawaii Dislocated Workers Law (provided, if an employee’s employment is terminated prior to the expiration of the 60 day period, the employee will receive full wages and benefits for the balance of the 60 day period).

(e)                                  Proceedings.  All proceedings to be taken on the part of the Company and the Members in connection with the Transactions contemplated by this Agreement and the Transaction Documents shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received copies of all such documents and other evidences as Buyer may reasonably request in order to establish the consummation of the Transactions and the taking of all proceedings in connection therewith.

(f)                                    Third Party Consents.  All consents (or in lieu thereof waivers) of third parties necessary for the performance by any of JAMDAT, Buyer, the Company and the Members of their obligations under this Agreement and the Transaction Documents and to the consummation of the Transactions contemplated hereby as are required under any Contract to which JAMDAT, Buyer, the Company or the Members, is a party or by which any of their respective assets and properties are bound set forth on Schedule 4.2(f) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to JAMDAT and Buyer, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect JAMDAT, Buyer, or the business or condition of the Company or otherwise result in a material diminution of the benefits of the Transactions contemplated by this Agreement and the Transaction Documents to Buyer.

(g)                                 Non-Competition Agreements.  The Individual Members and John Morris shall have executed and delivered non-competition agreements in the form of Exhibit A attached hereto (the “Non-Competition Agreements”).

(h)                                 Registration Rights Agreement.  The Members and the parties on Schedule 2.2(c)(ii) shall have executed and delivered a registration rights agreement in the form of Exhibit B attached hereto (the “Registration Rights Agreement”).

(i)                                     Escrow Agreement.  The Members shall have executed and delivered an escrow agreement in the form of Exhibit C attached hereto (the “Escrow Agreement”).

(j)                                     Opinion of Counsel.  Buyer shall have received the opinion of Fenwick & West, LLP, counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit D (the “Fenwick Opinion”).

(k)                                  Employment of John Morris.  John Morris shall have agreed to become employed by Buyer as of the Closing on the terms and conditions set forth in the form offer letter attached hereto as Schedule 4.2(k) (the “Morris Employment Agreement”).

(l)                                     Employment of Henk Rogers.  Henk Rogers shall have agreed to become employed by Buyer as of the Closing on the terms and conditions set forth in the form offer letter attached hereto as Schedule 4.2(l) (the “Rogers Employment Agreement”).

(m)                               Board.  Henk Rogers shall have agreed to serve for a three year term as a director of JAMDAT Mobile Inc., effective as of the Closing.

(n)                                 No Material Adverse Change.  There shall not have occurred any Material Adverse Change in the Company or its condition, its assets and properties from the date of this Agreement to the Closing, nor shall there have occurred from the date of this Agreement to the Closing any material adverse change in the United States financial markets.

(o)                                 Lock Up Agreement.  Each of the Members and the parties on Schedule 2.2(c)(ii) shall have executed and delivered Lock Up Agreement in the form of Exhibit E attached hereto (the “Lock Up Agreement”).

(p)                                 License Agreement.  The Company shall have entered into the Tetris Wireless Copyright and Trademark License and Distribution Agreement substantially in the form attached hereto as Exhibit G (the “License Agreement”) and the License Agreement shall be in full force and effect.

(q)                                 Good Standing Certificates.  The Members shall deliver to Buyer a “long-form” or “short-form” certificate of good standing from the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii dated not earlier than the day prior to the Closing Date.

(r)                                    Bulk Sales Certificate.  The Company and the Members shall deliver to Buyer at or prior to Closing a bulk sales certificate (Form G-8A) from the State of Hawaii with respect to the Transactions.

(s)                                  Tax Clearance Certificates.  The Members shall deliver to Buyer at Closing an approved Tax Clearance Certificate (Form A-6) for the Company dated not earlier than ten (10) Business Days prior to the Closing Date.

(t)                                    Releases.  The Company shall have obtained releases with respect to the obligations to be satisfied by the making of the Company Closing Payments in form and substance reasonably satisfactory to Buyer and JAMDAT.

(u)                                 Forms W-9, etc.  JAMDAT and the Buyer shall have received from each Member and each recipient of a Company Closing Payment a duly completed and executed Form W-9 and any form required to relieve JAMDAT and Buyer of any obligation to withhold any amount from payments to be made at Closing to such Member or recipient.

4.3                                 Closing Conditions of the Company and the Members.  The obligations of Members hereunder to sell the Membership Interests to Buyer are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Members in their sole discretion):

(a)                                  Representations and Warranties.  Each of the representations and warranties made by JAMDAT and Buyer in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (without regard to materiality exceptions or qualifiers in such representations and warranties) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects (without regard to materiality exceptions or qualifiers in such representations and warranties) on and as of such earlier date.

(b)                                 Performance.  Each of JAMDAT and Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and the Transaction Documents to be so performed or complied with by JAMDAT and Buyer at or before the Closing.

(c)                                  Orders.  There shall not be in effect on the Closing Date any Order or Proceeding restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions contemplated by this Agreement and the Transaction Documents, and there shall not be pending on the Closing Date any Proceeding in, before or by any Governmental Body which could reasonably be expected to result in the issuance of any such Order which would have the probable effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

(d)                                 Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Body necessary to permit Buyer, Company and the Members to consummate the transactions contemplated by this Agreement (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

(e)                                  Registration Rights Agreement.  Buyer and JAMDAT shall have executed and delivered the Registration Rights Agreement.

(f)                                    Escrow Agreement.  Buyer shall have executed and delivered the Escrow Agreement.

(g)                                 Opinion of Counsel.  The Members shall have received the opinion of Sheppard Mullin Richter & Hampton, LLP, counsel to Buyer and JAMDAT, dated the Closing Date, in the form attached hereto as Exhibit H (the “SMRH Opinion”).

(h)                                 Morris Employment Agreement.  JAMDAT or Buyer shall have executed and delivered the Morris Employment Agreement.

(i)                                     Rogers Employment Agreement.  JAMDAT or Buyer shall have executed and delivered the Rogers Employment Agreement.

(j)                                     No Material Adverse Change.  There shall not have occurred any Material Adverse Change in the Buyer or JAMDAT from the date of this Agreement to the Closing.

(k)                                  License Agreement.  JAMDAT hall have entered into and delivered to TTC the License Agreement.

(l)                                     NASDAQ Listing.  The Closing Shares that are issuable upon the Closing shall be authorized for listing on the NASDAQ National Stock Market (subject only to official notice of issuance).

4.4                                 Deliveries at Closing by Buyer or JAMDAT to the Members and Others.  At the Closing, Buyer or JAMDAT, as applicable, shall deliver to the Members and other parties set forth below the following:

(a)                                  Closing Consideration. The Closing Consideration (including the stock certificates representing the Closing Shares duly registered in the names of the Members), but with respect to the Closing Shares only subject to delivery of an instruction letter to Buyer’s transfer agent directing issuance of the Escrow Shares to the Members and the Escrow Agent’s retention of the Escrow Shares pursuant to Section 2.3.

(b)                                 Company Closing Payments.  The Company Closing Payments in the amounts and to the parties set forth on Schedule 2.2(c)(i) and Schedule 2.2(c)(ii)

(including the stock certificates representing any shares of JAMDAT Common Stock duly registered in the names of such parties).

(c)                                  Non-Competition Agreements.  The executed Non-Competition Agreements.

(d)                                 Registration Rights Agreement.  The executed Registration Rights Agreement.

(e)                                  Escrow Agreement.  The executed Escrow Agreement.

(f)                                    Legal Opinion.  The SMRH Opinion.

(g)                                 Buyer Certificates.  The following certificates:

(i)                                     A certificate (i) evidencing the accuracy of all representations and warranties of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, all covenants and obligations required to be performed or complied with by Buyer as of the Closing, and (iii) otherwise facilitating the consummation of any of the Transactions;

(ii)                                  A certificate executed by the Secretary of Buyer certifying as of the Closing Date (I) a true and complete copy of the Organizational Documents of Buyer, (II) a true and complete copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions and (III) incumbency matters; and

(iii)                               A certificate of the appropriate Secretary of State certifying the good standing of Buyer in its state of incorporation.

(h)                                 JAMDAT Certificates.  The following certificates:

(i)                                     A certificate (i) evidencing the accuracy of all representations and warranties of JAMDAT, (ii) evidencing the performance by JAMDAT of, or the compliance by JAMDAT with, all covenants and obligations required to be performed or complied with by JAMDAT as of the Closing, and (iii) otherwise facilitating the consummation of any of the Transactions;

(ii)                                  A certificate executed by the Secretary of JAMDAT certifying as of the Closing Date (I) a true and complete copy of the Organizational Documents of JAMDAT, (II) a true and complete copy of the resolutions of the JAMDAT Board of Directors authorizing the execution, delivery and performance of this Agreement by JAMDAT and the consummation of the Transactions and (III) incumbency matters; and

(iii)                               A certificate of the appropriate Secretary of State certifying the good standing of JAMDAT in its state of incorporation.

(i)                                     License Agreement.  The executed License Agreement.

(j)                                     Employment Agreements.  The Rogers Employment Agreement and the Morris Employment Agreement.

4.5                                 Deliveries made by the Members to JAMDAT and Buyer.  At the Closing, the Members shall deliver to JAMDAT and Buyer the following:

(a)                                  Membership Interest Assignments.  At the Closing, the Members shall deliver to Buyer assignment agreements and other documents as necessary or appropriate to assign and transfer to Buyer all of the issued and outstanding Membership Interests of the Company and to admit Buyer as the sole member and manager of the Company.

(b)                                 Non-Competition Agreements.  The executed Non-Competition Agreements.

(c)                                  Registration Rights Agreement.  The executed Registration Rights Agreement.

(d)                                 Escrow Agreement.  The executed Escrow Agreement.

(e)                                  Lock Up Agreements.  The executed Lock Up Agreements.

(f)                                    Legal Opinion.  The Fenwick Opinion.

(g)                                 Certificates of the Company, Affiliated Tetris Companies and the Members.  The Company and the Members will furnish Buyer with such certificates of the officers and others of the Company and such Affiliated Tetris Companies as requested by Buyer to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by Buyer, which shall include, but not be limited to:

(i)                                     A certificate (I) evidencing the accuracy of all representations and warranties of the Company and the Members, (II) evidencing the performance of the Company and the Members, or the compliance by the Company and the Members with, all covenants and obligations required to be performed or complied with by the Company and the Members as of the Closing, and (III) otherwise facilitating the consummation of any of the Transactions;

(ii)                                  A certificate executed by the Members certifying as of the Closing Date (I) a true and complete copy of the Organizational Documents of the Company, (II) a true and complete copy of the resolutions of the Company and the Members authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions and (III) incumbency matters;

(iii)                               A certificate of each appropriate Department of Commerce & Consumer Affairs or Secretary of State certifying the good standing of the Company in its state of formation and all states in which it is qualified to do business; and

(iv)                              A certificate or certificates of such Affiliated Tetris Companies as requested by Buyer certifying as of the Closing Date (I) a true and complete copy of the Organizational Documents of such Affiliated Tetris Companies as requested by Buyer, (II) a true and complete copy of the resolutions of such Affiliated Tetris Companies as requested by Buyer authorizing the execution, delivery and performance of the License Agreement by such Affiliated Tetris Companies and (III) incumbency matters.

(h)                                 Consents.  Each of the Consents identified in Schedule 5.2.

(i)                                     Other Agreements. Such employment, tax (e.g. IRS Form W-9), and other documents and agreements related to Buyer’s employment of Henk Rogers as reasonably requested by Buyer.

(j)                                     Resignations.  The Persons holding the positions of a manager, a director or officer of the Company, in office immediately prior to the Closing, shall have resigned from such positions in writing effective as of the Closing.

(k)                                  Employment Agreements.  The Rogers Employment Agreement and the Morris Employment Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE MEMBERS

Each of the Company and the Members hereby, jointly and severally, represent and warrant to Buyer that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct, except as described in the Members’ Disclosure Schedules.

5.1                                 Organization and Good Standing.  Each of the Affiliated Tetris Companies is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full power and authority to own, operate or lease its assets and conduct its Business.  Each of the Affiliated Tetris Companies is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Schedule 5.1 contains a complete and accurate list of jurisdictions in which the Company is authorized to do business.  Blue Lava Management, LLC and Blue Lava Holdings, LLC have been dissolved and no longer exist.

5.2                                 Authority; No Conflict.

(a)                                  This Agreement and the other Transaction Documents to which the Members or the Company are a party (the “Seller Closing Documents”) have been duly executed and delivered by the Members and the Company, to the extent that they are a party thereto, no other limited liability company or other action on the part of the Company or the Members being necessary, and constitute the legal, valid, and binding obligations of the Members and the Company, as the case may be, enforceable against the Members and the Company in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  Each of the Members and the Company have all requisite power, authority and capacity to execute and deliver this Agreement and the Seller Closing Documents and to perform their respective obligations under this Agreement and the Seller Closing Documents.

(b)                                 Assuming all consents, approvals, authorizations and other actions described in Schedule 5.2 have been obtained or made, as applicable, the execution, delivery and performance of this Agreement and the Seller Closing Documents by the Members and the Company shall not, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of the Company or (B) any resolution or other action adopted or taken by the Company or the Members;

(ii)                                  contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or the Members or any of the assets owned or used by the Company, may be subject;

(iii)                               contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)                              cause the Company to become subject to, or to become liable for the payment of, any Tax;

(v)                                 cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)                              contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Applicable Contract;

(vii)                           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company; or

(viii)                        result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Membership Interests or any of the assets of the Company pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument to which the Members or the Company are a party or by which any of the Membership Interests are bound or affected.

(c)                                  Except as set forth in Schedule 5.2, execution and delivery of this Agreement and the Seller Closing Documents by the Members and the Company and the consummation of the Transactions does not and shall not require any Consent of, or filing with or notification to, any Governmental Body or any other Person.

5.3                                 Capitalization.

(a)                                  Ownership.  The authorized capital of the Company immediately prior to the Closing consists solely of limited liability company membership interests (the “Membership Interests”).  As of the date hereof, no Membership Interests are reserved for issuance upon exercise of options granted to Employees or any other Person.  The Members are, and will be on the Closing Date, the record and beneficial owners of all of the Membership Interests set forth in Schedule 5.3, free and clear of all Encumbrances.  The Membership Interests set forth in Schedule 5.3 represent 100% of the limited liability company membership interests of the Company.  The Membership Interests are not represented by certificates.  All of the outstanding Membership Interests of the Company are and will be, as of the Closing Date, duly authorized, validly issued, fully paid and not subject to additional capital contribution requirements.  There are no Contracts relating to the issuance, sale or transfer of any Membership Interests or any other securities of the Company other than the Company’s Organizational Documents.  Except as set forth in Schedule 5.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of any Membership Interests or any other securities of the Company or any securities convertible into or exchangeable for Membership Interests or other securities issued by the Company, or any other commitments of any kind for the issuance of additional Membership Interests or other securities issued by the Company.  None of the outstanding Membership Interests or any other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.

(b)                                 Subsidiaries.  The Company has no Subsidiaries and has no direct or indirect stock or other equity or ownership interest (whether controlling or not), or any Contract to acquire any such interest, in any Person or other entity.

5.4                                 Financial Statements.

(a)                                  Financial Statements.  Prior to the execution of this Agreement, the Company and the Members have delivered to Buyer true and complete copies of the following financial statements (the “Financial Statements”):

(i)                                     the audited balance sheets of the Company as of December 31, 2002, 2003 and 2004, and the related audited consolidated statements of operations, Members’ equity and cash flows for each of the years then ended, together with a true and correct copy of the report on such audited information by PricewaterhouseCoopers, LLP, and all letters from such accountants with respect to the results of such audits; and

(ii)                                  the unaudited balance sheet of the Company and its consolidated subsidiaries as of March 31, 2005 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the portion of the year then ended.

(b)                                 Except as set forth in the notes thereto and as disclosed in Schedule 5.4, all such Financial Statements (i) were prepared in accordance with GAAP, (ii) fairly present the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby in all material respects, and (iii) were compiled from the books of account and other records of the Company regularly maintained by management and used to prepare the Financial Statements of the Company in accordance with the principles stated therein.  The Company has maintained its books of account and other records in a manner sufficient to permit the preparation of Financial Statements in accordance with GAAP.

(c)                                  To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and procedures.

5.5                                 Books and Records                                        The books of account and other records of the Company, all of which have been made available to Buyer, are complete and correct and, in all material respects, have been maintained in accordance with sound business practices and all applicable Legal Requirements and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and Liabilities of the Company.  At the Closing, all of those books and records shall be in the possession of the Company.

5.6                                 Title to Properties; Encumbrances  The Company owns and has good and marketable title to all of its tangible property and assets free and clear of all Encumbrances other than Encumbrances set forth on Schedule 5.6 (“Permitted Liens”).  The Company does not own or lease any real property other than as set forth on Schedule 5.6.  The Company owns all tangible properties and assets that it purports to own.  The tangible assets of the Company set forth in the Unaudited Balance Sheet and the properties owned or leased by the Company as of the date hereof and disclosed to Buyer are in the possession of the Company at the facilities set forth on Schedule 5.6 and constitute all the tangible assets and properties required to conduct the Business of the Company, with the exception of such other tangible assets and properties described on Schedule 5.6.  The Company has no physical inventory.

5.7                                 Condition and Sufficiency of Assets  The equipment of the Company is in good operating condition and repair, reasonable wear and tear excepted.  The equipment of the

Company is adequate for the uses to which it is being (or proposed to be) put, and the equipment of the Company is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The equipment of the Company is sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted prior to the Closing.

5.8                                 Accounts Receivable  All accounts receivable of the Company that are reflected on the Unaudited Balance Sheet, the Closing Net Cash or Net Debt Statement or on the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) arose or will have arisen from bona fide sales, sublicenses or licenses actually made or services actually performed by the Company in the Ordinary Course of Business.  As of the Closing Date the Accounts Receivable will be collectible net of any respective reserves shown on the Unaudited Balance Sheet as of the Closing. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

5.9                                 No Undisclosed Liabilities  Except as set forth in the Unaudited Balance Sheet, or Schedule 5.9, the Company has no Liabilities except for (i) current Liabilities incurred in the Ordinary Course of Business since the date of the Unaudited Balance Sheet, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company, (ii) Liabilities reflected on the Closing Net Cash or Net Debt Statement, (iii) the Company Closing Payments, or (iv) nonmonetary obligations under contracts and agreements disclosed in the Members’ Disclosure Schedules.

5.10                           Taxes.

(a)                                  Filing of Tax Returns.  The Company has duly and timely filed (or caused to be filed) with the appropriate taxing authorities all Tax Returns required to be filed.  All such Tax Returns filed are complete and accurate in all material respects.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full or an adequate reserve has been provided in the Financial Statements.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is (or that the Members by reason of owning Membership Interests are) or may be subject to taxation by that jurisdiction.

(b)                                 Payment of Taxes.  Except as set forth in Schedule 5.10, the unpaid Taxes of the Company (i) did not, as of the date of the Unaudited Balance Sheet exceed the reserve for Tax liability set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c)                                  Audits, Investigations, Disputes or Claims.         No deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing or other governmental authority against the Company.  There are no pending or Threatened audits, investigations, disputes or claims or other Proceedings for or relating to any Liability for Taxes with respect to the Company, and there are no matters under discussion with any Governmental Bodies, or known to the Company or any Member, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company.  There have been no audits of federal, state or local Tax Returns by the relevant taxing authorities, and, except as set forth in Schedule 5.10, neither the Company, any predecessor or any Member has been notified that any taxing authority intends to audit a Tax Return.  The Company has made available to Buyer complete and accurate copies of federal, state and local Tax Returns of the Company for the years ended December 31, 2002, 2003 and 2004, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company’s inception.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)                                 Encumbrances.  There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or any of the Membership Interests.

(e)                                  Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its assets or Business, and after the Closing Date, the Company, its assets, and its Business shall not be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f)                                    Tax Status of the Company and Members.  At all times during its existence the Company has been, and through and including the Closing Date the Company will be, a partnership or a disregarded entity for federal income Tax purposes and for purposes of any state or local income Tax that the Company is (or that the Members by reason of owning Membership Interests are) subject to as a result of the operations of the Company on or prior to the Closing Date.  Each of the Members is a United States person for federal income Tax purposes and a resident of Hawaii for Hawaii income tax purposes.

(g)                                 Withholding.  The Company has duly and timely withheld from employee salaries, wages and other compensation and amounts payable to other persons, and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Legal Requirements.

(h)                                 Sales and Use Taxes.   The Company has reported, paid and/or collected all material general excise, gross receipts, sales and use taxes required to be reported, paid and/or collected and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable general excise, gross receipts, sales and use Tax Legal Requirements.

(i)                                     Certain Items.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the IRC (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date or (E) tax recapture provisions under Chapter 235 of the Hawaii Revised Statutes, as amended.  None of the assets of the Company is (i) tax-exempt use property within the meaning of Section 168(h) of the IRC, (ii) tax-exempt bond financed property within the meaning of IRC Section 168(g), or (iii) subject to a lease under IRC Section 7701(h) or any predecessor provision.  Except as set forth on Schedule 5.10, the Company has never claimed a credit for research and experimentation expenditures under IRC Section 41 or any predecessor provision or under Section 235-110.91 of the Hawaii Revised Statutes, as amended.

(j)                                     Certain Transactions.  The Company has not engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the IRC or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the IRC or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the IRC and the regulations thereunder.

(k)                                  QHTB Status.  The Company has received a comfort letter ruling from the Department of Taxation of the State of Hawaii that it is a “qualified high technology business” within the meaning of Hawaii Revised Statutes 235-§110.9 and §235-7.3.

5.11                           Employee Benefits.

(a)                                  Schedule 5.11(a) sets forth a complete list of all plans, contracts, agreements, practices, policies or arrangements, oral or written, providing for employment or for any bonuses, deferred compensation, excess benefits, pensions, retirement benefits, profit sharing, stock bonuses, stock options, stock purchases, stock appreciation, phantom stock, restricted stock, incentive, foreign benefits, life, accident and health insurance, hospitalization, savings, holiday, vacation, severance pay, change of control payments or benefits, unemployment, sick pay, leave, disability, tuition refund, service awards or any other employee or executive benefits, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an “employee benefit plan” as defined in Section 3(3) of ERISA, including any “employee welfare benefit plan” as defined in Section 3(1) of ERISA and any employee pension benefit plan as defined in Section 3(2) of ERISA providing employee benefits or compensation to current or former employees of the Company or any Control Group Member maintained or contributed to by the Company or any Control Group Member or to which the Company or any Control Group Member is a party (each of the preceding hereinafter is referred to individually as a “ Benefit Plan” and collectively as the “Benefit

Plans”).  With respect to each Benefit Plan, the Members have delivered to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS opinion letter, if applicable; and (iii) any summary plan description and other written communications by the Company or any Control Group Member to its employees concerning the extent of the benefits provided under a Benefit Plan.

(b)                                 Except as otherwise provided on Schedule 5.11(a):

(i)                                     the Company is not contributing nor has it in the past contributed to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA in which employees of the Company or any Control Group Member participate and no withdrawal liability has been incurred by or asserted against the Company or any Control Group Member with respect to a multiemployer plan;

(ii)                                  (A) for each Benefit Plan that is intended to satisfy the provisions of Section 401(a) of the IRC, the Company has obtained a favorable opinion letter from the IRS; (B) the opinion letter has not been revoked by the IRS and the IRS has not given any written notice to the Company that it intends to revoke the opinion letter; (C) no reportable event within the meaning of Section 4043 of ERISA or “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Benefit Plan which would result in any liability with respect to the Benefit Plan or the Company, and no excise tax has been imposed pursuant to Section 4975 of the IRC in respect thereof; and (D) all contributions required to be made to the Benefit Plans prior to the Closing Date shall have been paid by the date due or properly accrued;

(iii)                               each Benefit Plan has been maintained, operated and administered in accordance with its terms, and is in compliance with all applicable laws and regulations, including, but not limited to, ERISA, the IRC and the Health Insurance Portability and Accountability Act of 1996 and its promulgating regulations, as amended.

(iv)                              the Company is in compliance with Part 6 of Subtitle B of Title I of ERISA and IRC Section 4980B, and all other applicable laws that require the continuation of benefit coverage upon the happening of certain events, and the Members have (or have caused the applicable Benefit Plan(s) to provide) and will continue to provide (or cause the applicable Benefit Plan(s) to provide) for “continuation coverage” to or for the benefit of each “covered employee” and each “qualified beneficiary” entitled thereto (as such terms are defined in IRC Section 4980B) and shall otherwise comply in all respects with the requirements (including, but not limited to, notice requirements) of IRC Section 4980B as to each such covered employee and each such qualified beneficiary with respect to whom a “qualifying event” (as defined in IRC Section 4980B) has occurred (or will occur) as a result of the transactions contemplated by this Agreement;

(v)                                 the assets of the Benefit Plans maintained by the Company and any Control Group Member for the benefit of the Company’s and any Control Group Member’s employees do not include any stock or securities issued by the Company or any Control Group Member;

(vi)                              all reports and documents with respect to each Benefit Plan required by ERISA or other applicable laws to be filed or distributed have been timely filed or distributed;

(vii)                           no Benefit Plan exists that could result in the payment to any present or former employee of the Company or any Control Group Member of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Control Group Member as a result of the transactions contemplated by this Agreement, whether or not such payments would constitute parachute payment within the meaning of Section 280G of the IRC;

(viii)                        all contributions to each of the Benefit Plans intended to be qualified under Section 401(a) of the IRC are, and have been in the year to which they related, fully deductible;

(ix)                                other than qualified domestic relations orders as defined in Section 414(p) of the IRC and qualified medical child support orders as defined in Section 609(a)(2)(A) of ERISA, and except for claims for benefits in the ordinary course, there are no actions, liens, suits, arbitrations, disputes, legal, administrative or other proceedings or governmental investigations pending against any of the Benefit Plans;

(x)                                   no Benefit Plan subject to Title IV of ERISA has been maintained during the last three (3) years by the Company or any Control Group Member;

(xi)                                none of the Benefit Plans is subject to Section 302 of ERISA or Section 412 of the IRC;

(xii)                             no Benefit Plan provides medical benefits beyond termination of service or retirement other than continuation of health care coverage mandated by applicable Legal Requirements; and

(xiii)                          each Benefit Plan, either by its terms or by applicable Legal Requirements, can be amended or terminated without limitation.

5.12                           Compliance with Legal Requirements; Governmental Licenses and Permits.

(a)                                  Except as set forth in Schedule 5.12(a):  (i) The Company and each of the Members are not, and have not been at any time since the inception of the Company, in violation of any material Legal Requirement applicable to the Company or the Members (in their capacity as a Member of the Company), the conduct of their Business or the ownership of the Company’s assets or property, or by which any of them are bound; and (ii) no event has occurred or circumstance exists or has been alleged that (with or without notice or lapse of time) may constitute or result in a violation by the Company or any Member of, or a failure on the part of the Company or any Member to comply with, any such material Legal Requirement or give rise to any obligation on the part of the Company or any Member to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Except as set forth in Schedule 5.12(b), the Company holds and is in compliance with, and Schedule 5.12(b) sets forth, all material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations (collectively, the “Licenses”) necessary for the lawful conduct and operation of the Business as currently conducted and operated.  The Licenses are valid and in full force and effect and, other than as a result of facts or circumstances relating to Buyer, shall remain so immediately following consummation of the Transactions.  To the Company’s and each of the Members’ Knowledge, no Person has alleged any violation or failure to comply by the Company with any License listed or required to be listed on Schedule 5.12(b), no suspension, cancellation or termination of any such License is Threatened, and no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such License or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such License.

5.13                           Absence of Proceeding; Orders.

(a)                                  Except as set forth in Schedule 5.13, to the Knowledge of the Company and the Members, there is no pending Proceeding:

(i)                                     that has been commenced by or against the Company or any Member, that otherwise relates to or may affect the Business of, or any of the assets or property owned or used by, the Company; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

To the Knowledge of the Company and the Members, no such Proceeding has been Threatened and, no event has occurred or circumstance exists that (with or without notice or lapse of time) may reasonably be expected to give rise to any such Proceeding.  The Members have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 5.13.  The Proceedings listed in Schedule 5.13 are not expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or on its ability to operate or conduct its business or own or use its assets after the Closing.

(b)                                 Except as set forth in Schedule 5.13:

(i)                                     there is no Order to which the Company or any of the assets owned or used by the Company, is subject;

(ii)                                  the Members are not subject to any Order that relates to the Business of, or any of the assets owned or used by, the Company; and

(iii)                               to the Knowledge of the Company and the Members, no manager, agent or Employee of the Company is subject to any Order that prohibits such manager, agent or Employee from engaging in or contributing to any conduct, activity or practice relating to the Business of the Company.

5.14                           Absence of Certain Changes and Events.  Except as set forth in Schedule 5.14, since the date of the Unaudited Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)                                  (i) change in authorized or issued Membership Interests or equity of the Company; (ii) grant of any option or right to purchase Membership Interests or equity of the Company; (iii) issuance of any security convertible into such Membership Interests or equity; (iv) grant of any registration rights; (v) purchase, redemption, retirement or other acquisition by the Company of any such Membership Interests or equity; or (vi) declaration or payment of any dividend or other distribution or payment in respect of such Membership Interests or equity;

(b)                                 amendment to the Organizational Documents of the Company;

(c)                                  payment or increase by the Company of any bonuses, salaries or other compensation (including management or other similar fees) to any member, shareholder, manager, director, officer, Employee or entry into any employment, severance or similar Contract with any Member, manager or Employee (except in the Ordinary Course of Business);

(d)                                 adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any of the Employees of the Company or any increase in the payment to or benefits under any Benefit Plan for or with any Employees of the Company;

(e)                                  damage to or destruction or loss of any tangible asset or property of the Company, whether or not covered by insurance, that would have a Material Adverse Effect on the Company;

(f)                                    entry into, termination or acceleration of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a Liability by or to the Company of at least $50,000;

(g)                                 sale or licenses (other than sales or licenses of the Company’s products for consumer use in the Ordinary Course of Business), or lease or other disposition of any asset or property of the Company;

(h)                                 mortgage, pledge or imposition of any Encumbrance on any asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property of the Company (excluding sales or licenses of the Company’s products for consumer use in the Ordinary Course of Business);

(i)                                     delay or failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses (except in the Ordinary Course of Business);

(j)                                     accrual of any expenses except for such accruals in the Ordinary Course of Business;

(k)                                  capital expenditures in excess of $50,000;

(l)                                     cancellation or known waivers of any claims or rights with a value to the Company in excess of $25,000;

(m)                               incurrence of or increase in any Liability, except in the Ordinary Course of Business, or any deferred payment of or failure to pay when due any Liability which deferral or failure may have a Material Adverse Effect on the Company;

(n)                                 loan to, or any agreement with, any Employee other than an employment agreement;

(o)                                 failure to preserve intact the current business organization of the Company, keep available the services of its current officers, Employees and agents or, to the Knowledge of the Company, failure to maintain the relations and good will with its suppliers, customers, creditors, Employees, agents and others having business relationships with them;

(p)                                 change in the accounting methods used by the Company;

(q)                                 election made, extension granted or waiver of a statute of limitations with respect to Taxes or settlement or compromise any federal, state, local or foreign claim or Liability for Taxes; or

(r)                                    agreement, whether oral or written, by the Company with respect to or to do any of the foregoing.

5.15                           Contracts; No Defaults.

(a)                                  Schedule 5.15 contains a complete and accurate list, and the Company has made available to Buyer true and complete copies, of:

(i)                                     each Applicable Contract that involves performance of services or delivery of goods by the Company of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $25,000 per year for 2004 or any year thereafter;

(ii)                                  each Applicable Contract that involves performance of services or delivery of goods or materials to the Company during any twelve (12) month period of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $25,000;

(iii)                               each Applicable Contract that was not entered into in the Ordinary Course of Business;

(iv)                              each lease, rental or occupancy agreement, license, installment and conditional sale agreement of the Company and each other Applicable Contract, in each case affecting the ownership, title to, use of, occupancy, or any leasehold or other interest in, any real or tangible personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(v)                                 each Applicable Contract, in each case with respect to Intellectual Property, including agreements with current or former Employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property;

(vi)                              each collective bargaining agreement of the Company and each other Applicable Contract relating to employment, in each case to or with any labor union or other Employee representative of a group of Employees and each other written employment or consulting agreement with any Employees or consultants;

(vii)                           each joint venture or partnership of the Company (however named) and each other Applicable Contract, in each case involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(viii)                        each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or Henk Rogers or limit the freedom of the Company or Henk Rogers to engage in any line of business or to compete with any Person;

(ix)                                each Applicable Contract providing for royalty payments to or by any Person based on sales or profits;

(x)                                   each power of attorney granted by or to the Company that will be after the Closing, effective and outstanding;

(xi)                                each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xii)                             each Applicable Contract for capital expenditures in excess of $50,000;

(xiii)                          each Applicable Contract in effect presently or during the last twelve (12) months between the Company and its former or current members, directors, officers or Employees;

(xiv)                         each written warranty extended by the Company other than in the Ordinary Course of Business and each guaranty, and or other similar undertaking with respect to contractual performance in excess of $25,000 extended by the Company;

(xv)                            each severance agreement or similar arrangement that provides any obligations (absolute or contingent) for the Company or any other Person to make any payment to any officer, director, or Employee or member of the Company or any Affiliate of the foregoing after termination; and

(xvi)                         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)                                 Except as set forth in Schedule 5.15, no Member (or any Affiliated Tetris Company or any Affiliate thereof) has or may acquire any rights under, and no Member has or may become subject to, any obligation or liability under any Contract (except by virtue of such Member’s ownership of Member Interests) that relates to the business of, or any of the assets owned or used by, the Company;

(c)                                  Except as set forth in Schedule 5.15, each Contract identified or required to be identified in Schedule 5.15 is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, against all of the parties thereto, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(d)                                 Except as set forth in Schedule 5.15:

(i)                                     the Company currently is, and at all times since the date of each such Contract has been, in compliance with all material terms and requirements of each Contract identified or required to be identified on Schedule 5.15 or with respect to each incidence of non-compliance, such non-compliance has been timely and fully cured;

(ii)                                  to the Knowledge of the Company, each other Person that has or had any obligation or Liability under any Applicable Contract identified or required to be identified on Schedule 5.15 is, and at all times since the Company’s inception has been, in compliance with all material terms and requirements of such Applicable Contract;

(iii)                               to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may in any material respect contravene, conflict with, or result in a material violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract identified or required to be identified on Schedule 5.15; and

(iv)                              the Company has not given to or received from any other Person, at any time since the Company’s inception, any written or, to the Knowledge of the Company, other notice or communication regarding any actual,  or alleged material violation or breach of, or default under, any Contract identified or required to be identified in Schedule 5.15.

(e)                                  There are no pending significant renegotiations of, or attempts to renegotiate, and there are no outstanding rights to renegotiate any material amounts paid or payable to the Company under, any Contract identified or required to be identified in Schedule 5.15 with any Person and no Person has made written demand for such renegotiation.

(f)                                    The Contracts relating to the provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act by the Company or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation by the Company of any Legal Requirement.

5.16                           Insurance  Schedule 5.16 contains a true and complete list of all liability, property and other insurance policies of the Company currently in effect that insure the Business, the Employees, the Members or the Company.  Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder.  Neither the Company nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

5.17                           Environmental Matters.  Except as set forth in Schedule 5.17, the Company does not need any Environmental Permits or Licenses under Environmental Laws in connection with the conduct of the Business.  The Company has, at all times, conducted, held and used, and is continuing to conduct, hold and use, its affairs, the Business and properties in accordance with all applicable Environmental Laws.

5.18                           Labor and Employee Relations.  The Company is not and has never been throughout the period of operation of the Company (and no predecessor Person or other entity has been) a party to any collective bargaining or other labor Contract.  There has not been, and there is not presently pending or existing, and, to the Knowledge of the Company, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, lock-out or Employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, or (c) any application for certification of a collective bargaining agent.  No event has occurred or, to the Knowledge of the Company, circumstance exists that could reasonably be expected to result in any work stoppage or other labor dispute.  There is no lockout of any Employees by the Company, and no such action is contemplated by the Company.  The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing (including, but not limited to, the Hawaii Dislocated Workers law).  The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.  Schedule 5.18 sets forth the names and current employment status of all Persons currently and previously employed by the Company since the date of its inception. No Employee, or manager of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee, manager and any other Person that in any way adversely affects or will affect (i) the performance of such Employee’s duties as an Employee or manager of the Company, or (ii) the ability of the Company to conduct its Business, including any such agreement or arrangement with the Members or the Company by any such Employee or manager.  The Company has not at any time in the twenty-four (24) month period prior to the Closing employed more than 54 Persons, whether full-time or part-time.

5.19                           Intellectual Property.

(a)                                  Schedule 5.19(a) hereto sets forth a correct and complete list of: (i) all Company Registered Intellectual Property; (ii) all licenses and agreements pursuant to which Company licenses, on an exclusive basis, any Intellectual Property to or from any third party; (iii) all licenses and agreement pursuant to which Company licenses, on a non-exclusive basis, any Intellectual Property, to or from any third party, excluding generally available off-the-shelf microcomputer and work station software and any other generally available software with an acquisition cost of less than $1,000 or less; and (iv) all games commercially released or under development.

(b)                                 Except as set forth on Schedule 5.19(b), the Company has not interfered with, infringed upon or misappropriated any Intellectual Property rights of any third party, and the Company (and management level Employees with direct responsibility for Intellectual Property matters) has never received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement or misappropriation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Company-Owned Intellectual Property.

(c)                                  Except as set forth on Schedule 5.19(c), the Company (A) owns all right, title and interest in, or has a valid and binding license to use, the Company Intellectual Property; (B) the rights of the Company to Company-Owned Intellectual Property are free and clear of all Encumbrances, except for Permitted Liens; (C) all registrations with and applications to governmental or regulatory bodies in respect of the Company-Owned Intellectual Property are valid and in full force and effect and the Company has taken all action required to maintain their validity and effectiveness; (D) there are no restrictions on the (i) direct or indirect transfer of any license, or any interest therein, held by the Company in respect of the Company-Owned Intellectual Property or (ii) direct or indirect changes of control of the Company; (E) the Company has taken reasonable measures to protect the secrecy and confidentiality of its trade secrets; and (F) the Company is not, nor has it received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license with respect to any Company Intellectual Property.

(d)                                 Except as identified on Schedule 5.19(d), no approval or consent of any Person is needed so that the interest of Buyer in the Company Intellectual Property shall continue to be in full force and effect following the Transactions contemplated by this Agreement and the Transaction Documents, and the Company is not subject to any written restriction, agreement, instrument, order, judgment or decree which would be violated or breached by the consummation of the Transactions contemplated by this Agreement and the Transaction Documents.

(e)                                  Except for the fees identified in Schedule 5.19(e) for the agreements identified therein, no licensing fees, royalties or payments are due or payable by the Company or any other Person in connection with the Company Intellectual Property, other than maintenance fees payable to U.S. governmental agencies as set forth on Schedule 5.19(e).

(f)                                    Schedule 5.19(f) separately lists and identifies all (A) computer programs, (B) computer databases (including, but not limited to, databases used in conjunction with such computer programs) and (C) documentation, specifications, manuals and materials associated therewith that are included in the Company Intellectual Property, excluding generally available off-the-shelf microcomputer and work station software and generally available off-the-shelf microcomputer and work station software and any other generally available software with an acquisition cost of less than $1000 or less (collectively, the “Software Rights”).  Except as set forth in Schedule 5.19(f) all right, title and interest in and to the Software is owned by the Company free and clear of all Encumbrances, except for Permitted Liens, are fully transferable to Buyer, and no party other than Company has any interest in the Software.

(g)                                 The computer software included in the Software Rights (the “Software”) that comprises or constitutes a product that Company manufactures, sells, licenses or otherwise delivers to its customers in connection with conducting the Business performs in accordance with the software’s applicable contractual commitments.

(h)                                 The Company has kept secret and has not disclosed the source code for the Software to any person or entity other than certain Employees or independent contractors of the Company each of whom is identified in Schedule 5.19(h) and is subject to the terms of a binding confidentiality agreement with respect thereto.  The Company has taken reasonable measures to protect the confidentiality and proprietary nature of the Software, including without limitation, the use of the confidentiality agreements with all of its Employees or independent contractors having access to the Software source and object code.

(i)                                     No Employee of the Company is in default under, and the consummation of the Transactions contemplated by this Agreement and the Transaction Documents will not result in a default of, any term of any Contract relating to the Software or, to Company’s knowledge, any non-competition arrangement or any other written agreement or any restrictive covenant relating to the Software or its development or exploitation.  The Company does not have any obligation to compensate any Person for the development, use, sale or exploitation of the Software nor has Company granted to any other Person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not.

(j)                                     All Company Intellectual Property for which confidentiality is appropriate has been maintained in confidence by Company in accordance with protection procedures believed by the Company to be adequate for protection customarily used in the industry to protect rights of like importance.  All former and current managers, Employees, agents, consultants and independent contractors who have authored, co-authored or otherwise contributed to or participated in any material way in the conception and development of Company Intellectual Property that is owned by Company and which is used in and is material to the Business (“IP Participant”), have executed and delivered to the Company a proprietary information agreement, pursuant to which, inter alia, such IP Participant has assigned any and all of his rights in such Company Intellectual Property to the Company and, to the extent appropriate, has agreed to keep such Company Intellectual Property confidential and not to use such Company Intellectual Property for any purpose unrelated to his work for the Company.  No former or current IP Participant has filed, asserted in writing or, to the Knowledge of the Company (or management Employees of the Company with direct responsibility for Intellectual Property matters), threatened any claim against the Company in connection with his or her involvement in any Company Intellectual Property which is used in and is material to the Company’s business.  To the Knowledge of the Company (or management Employees of the Company with direct responsibility for Intellectual Property matters), no IP Participant has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company which patents or applications have not been assigned to the Company.

(k)                                  Except as set forth on Schedule 5.19, no former or current Member, shareholder, director, officer, Employee or independent contractor of the Company or any Affiliate of the Company or the foregoing has any right to receive royalty payments or license fees from the Company.

(l)                                     With respect to privacy and security agreements and privacy and security contractual commitments (the “Commitments”), (A) the Company is in full compliance with all applicable Commitments; (B) the Transactions contemplated by this Agreement and the Transaction Documents will not violate any Commitments; (C) the Company has not received inquiries from the Federal Trade Commission or any other federal or state governmental agencies regarding Commitments; (D) the Company has not received any written (including email) complaints from any web site user regarding Commitments, or compliance with Commitments; (E) the Commitments have not been rejected by any applicable certification organization which has reviewed such Commitment or to which any such Commitment has been submitted and (F), the Company has not experienced the cancellation, termination or revocation of any privacy or security certification issued by any Commitments.

(m)                               The Company has in its possession or control: (A) correct and complete, fully-executed copies of all of the licenses and agreements (as amended to date) that are required to be identified on Schedules 5.19; and (B) correct and complete copies of all documents (including without limitation patents, registration certificates, renewal certificates, applications, prosecution histories, and all documents submitted to or received from the relevant patent, copyright, trademark, domain name or other authorities in the United States and foreign jurisdictions, as the case may be) relating to each item of Company Registered Intellectual Property that is required to be identified on Schedule 5.19.  The Company has delivered to Buyer correct and complete, fully-executed copies of all of the documents described in this subsection.

5.20                           Certain Payments.  Neither the Company, nor any of its Members, managers, agents or Employees or any other Person affiliated with or acting for or on behalf of the Company, has at any time on behalf of the Company (a) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Affiliates or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset of the Company that has not been recorded in the books and records of the Company or in violation of any Legal Requirement.

5.21                           No Other Agreements to Sell Assets or Equity of the Company.  Neither the Company nor any of the Members, managers or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by this Agreement and the Transactions, to sell, assign, transfer, license or effect a sale of any of the assets of the Company (other than inventory and products and licenses in the Ordinary Course of Business), to sell or effect a sale of the Membership Interests of the Company, to effect any merger, acquisition, consolidation, liquidation, dissolution or other reorganization of the Company or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

5.22                           Relationships with Related Parties.  Except as set forth in Schedule 5.22, neither the Company nor any Person related to or affiliated with any Member owns or has owned

(of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in a business competing with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 5.22, no Affiliate of any Member is a party to any Contract with, or has any claim or right against, the Company.

5.23                           Bank Accounts, Powers of Attorney.  Schedule 5.23 sets forth an accurate and complete list showing the name and address of each bank or other financial institution or securities broker in which the Company has any account, safe deposit box, borrowing arrangement or certificate of deposit, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

5.24                           HSR Act.  Henk Rogers and Akemi Rogers are the ultimate parent entity of the Company and Members within the meaning of the HSR Act and the value of their total assets, including those related to all Affiliated Tetris Companies and any Affiliates, are below $100 million and their annual revenues, including those of all Affiliated Tetris Companies and any Affiliates, are below $100 million within the meaning of the HSR Act and regulations set forth in 16 CFR 801 et seq, including without limitation Regulation No. 801.11.

5.25                           Brokers and Finders.  Except as set forth on Schedule 5.25, the Company, the Members and their respective agents have incurred no obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transactions.  The Members agree to indemnify Buyer against and to hold Buyer harmless from, any claims for brokerage or similar commission or other compensation which may be made against Buyer by any third party in connection with the Transactions, which claim is based upon such third party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of any of the Company, any of the Members or any of their Affiliates.

5.26                           Disclosure.  No representation or warranty of the Members or the Company in this Agreement and no statement by them in the Members’ Disclosure Schedule is a misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.27                           Acquisition of JAMDAT Mobile Inc. Stock.

(a)                                  Each of the Members understands that (i) the Consideration Shares have not been registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (ii) the Consideration Shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws or foreign securities laws, unless exemptions from such registration and qualification requirements are available.

(b)                                 The Consideration Shares to be received by the Members pursuant to this Agreement will be acquired for the Member’s own accounts and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or foreign securities laws, and the Consideration Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws or foreign securities laws.  Each of the Members represents and warrants that he or she has no agreement, or other arrangement, formal or informal, with any Person to sell, transfer or pledge any part of the Consideration Shares or which would guarantee any profit, or protect against any loss, with respect to this investment and each of the Members has no plans to enter into any such agreement or arrangement.

(c)                                  Each of the Members is an accredited investor as such term is defined in Section 501 of Regulation D of the Securities Act, has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature, and is capable, without the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the Consideration Shares under this Agreement and of evaluating the merits and risks of an investment in the Consideration Shares.

(d)                                 Each of the Members has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Consideration Shares.

(e)                                  Each of the Members is able to bear the economic risk of an investment in the Consideration Shares for an indefinite period of time because (i) there is no assurance that the business of Buyer will be economically successful and (ii) the Consideration Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available, will bear legends to such effect, and are subject to the Lock Up Agreement.

(f)                                    Each of the Members has had the opportunity to review the SEC Documents and has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Consideration Shares, has had full access to such other information concerning Buyer as each of the Members has requested and has not received and is not relying upon any written offering literature or prospectus except for Buyer’s representations, warranties and covenants set forth in this Agreement.

(g)                                 Buyer is entering into this Agreement in reliance upon the representations and warranties of the Members herein.

(h)                                 Each of the Members acknowledges and agrees that neither Buyer nor any of its Representatives has made any representations, warranties, or guaranties to any Member or to any Representatives concerning the condition, operations, affairs or prospects of Buyer, except for the express representations, warranties and covenants of Buyer set forth in this Agreement.

(i)                                     Each of the Members and their Affiliates has not, directly or indirectly, at any time prior to the Closing loaned or sold short any Common Stock of JAMDAT or any derivative security related thereto to any Person for the purpose of facilitating any short sale or similar transaction involving the Common Stock of JAMDAT.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF JAMDAT AND BUYER

Each of JAMDAT and the Buyer hereby, jointly and severally, represent and warrant to the Members that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct, except as described in the Buyer’s Disclosure Schedule:

6.1                                 Organization.  JAMDAT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary, except in any jurisdiction in which the failure to so qualify or be in good standing would not be reasonably expected to have a Material Adverse Effect on JAMDAT.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the limited liability company power and authority to own, operate and lease its properties and to carry on its business.  Buyer was formed solely to consummate the Transactions and has not carried on any business since the date of its organization.  JAMDAT owns all of the issued and outstanding membership interests of Buyer.

6.2                                 Power and Authority.  JAMDAT has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all of the Transaction Documents to which it is a party.  The execution, delivery and performance of this Agreement and all of the Transaction Documents to which it is a party by JAMDAT have been duly and validly approved and authorized by its Board of Directors in compliance with applicable law (including the Delaware General Corporation Law) and JAMDAT’s Certificate of Incorporation and Bylaws, each as amended.  The approval of JAMDAT’s stockholders is not required for JAMDAT to enter into or perform its obligations under this Agreement or any of the Transaction Documents to which it is a party.   Buyer has all requisite limited liability company power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all of the Transaction Documents to which it is a party.  The execution, delivery and performance of this Agreement and all of the Transaction Documents to which it is a party by Buyer have been duly and validly approved and authorized by its managers and its sole member in compliance with applicable law (including the Delaware Limited Liability Company Act) and Buyer’s Organizational Documents.

6.3                                 Authority; No Conflict.

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of JAMDAT, enforceable against JAMDAT, in accordance with its terms.  Upon the execution and delivery by JAMDAT of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid and binding obligations of JAMDAT, enforceable against JAMDAT, in accordance with their respective terms, except where such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms.  Upon the execution and delivery by Buyer of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their respective terms, except where such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)                                 Except as set forth in Schedule 6.3(b), neither the execution and delivery of this Agreement by JAMDAT or Buyer, nor the consummation or performance of any of the Transactions by JAMDAT or Buyer, will (1) give any Person the right to prevent, delay or otherwise interfere with any of the Transactions pursuant to:  (i) any provision of JAMDAT’s or Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors of JAMDAT or Buyer; (iii) any Legal Requirement or Order to which JAMDAT or Buyer may be subject; or (iv) any Contract to which JAMDAT or Buyer is a party or by which JAMDAT or Buyer may be bound, except in the case of each of clauses (iii) and (iv) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect with respect to JAMDAT or Buyer, or (2) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:  (i) any provision of the Organizational Documents of JAMDAT or Buyer as currently in effect; (ii) any Legal Requirement applicable to JAMDAT or Buyer or any of their respective material assets or properties; or (iii) any Contract to which JAMDAT or Buyer is a party or by which JAMDAT or Buyer or any of their respective material assets or properties are bound.

(c)                                  Except as set forth in Schedule 6.3(c), neither JAMDAT nor Buyer will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any Transaction Document to which it is a party, or the consummation or performance of any of the Transactions.

6.4                                 JAMDAT and Buyer Capital Structure.

(a)                                  The authorized capital stock of JAMDAT consists of 60,000,000 shares of common stock, par value $0.0001 per share, of which 50,000,000 shares have been designated common stock (or JAMDAT Common Stock), 10,000,000 shares have been designated preferred stock, of which there were 20,736,176 shares of JAMDAT

Common Stock and no shares of preferred stock issued and outstanding as of April 5, 2005.  All outstanding shares of JAMDAT capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and have been offered, issued, sold and delivered by JAMDAT in compliance with (i) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments.  As of April 5, 2005: (i) there were options outstanding to purchase an aggregate of 1,433,804 shares of JAMDAT Common Stock pursuant to JAMDAT’s stock option plans; (ii) there were warrants outstanding to purchase an aggregate of 337,333 shares of JAMDAT Common Stock; and (iii) 4,166,666 shares of JAMDAT Common Stock reserved for future issuance under JAMDAT’s 2004 Equity Incentive Plan.  All shares of JAMDAT Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b)                                 Buyer is a limited liability company, the entire issued and outstanding membership interests and all other equity or debt securities of which are held by JAMDAT.  All of Buyer’s outstanding membership interests have been duly authorized and validly issued, and are fully paid and nonassessable.  Buyer was formed for the purpose of consummating the Transactions and has no material assets or liabilities except as necessary for such purpose.

6.5                                 SEC Filings.

(a)                                  JAMDAT has filed all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed by JAMDAT with the SEC since the effective date of the registration statement for JAMDAT’s initial public offering and all such forms, statements, schedules, reports and documents in the form filed with the SEC are available on the SEC’s EDGAR website.  All such required forms, statements, schedules, reports and documents are referred to herein as the “JAMDAT SEC Reports.” As of their respective dates, the JAMDAT SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such JAMDAT SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed JAMDAT SEC Report.  JAMDAT has filed with the SEC as exhibits to the JAMDAT SEC Reports all agreements, documents and instruments required to be so filed, and such exhibits are true and complete copies of such agreements, documents or instruments, as the case may be (subject to redaction to preserve confidential treatment where appropriate).  None of JAMDAT’s Subsidiaries is required to file any reports with the SEC under the Exchange Act.  Except as set forth in the JAMDAT SEC Reports, since December 31, 2004, there has not been any Material Adverse Change in JAMDAT.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the JAMDAT SEC Reports (the “JAMDAT Financials”), including each JAMDAT SEC Report filed after the date of this Agreement until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly presented the consolidated financial position of JAMDAT and its Subsidiaries as at the respective dates thereof and the consolidated results of JAMDAT’s and its Subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments in accordance with GAAP.  The audited balance sheet of JAMDAT as of December 31, 2004 (the “JAMDAT Balance Sheet Date”) contained in the JAMDAT SEC Reports is hereinafter referred to as the “JAMDAT Balance Sheet.”  Except as disclosed in the JAMDAT Financials, since the JAMDAT Balance Sheet Date, neither JAMDAT nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet that are, individually or in the aggregate, material to the business, results of operations or financial condition of JAMDAT and its Subsidiaries taken as a whole, except for:  (i) Liabilities incurred since the JAMDAT Balance Sheet Date in the Ordinary Course of Business and, individually or in the aggregate, do not result from any breach of contract, tort or violation of any Law, (ii) those specifically set forth or adequately provided for in the JAMDAT Balance Sheet, and (iii) the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement.  JAMDAT has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.  The books and records of JAMDAT and each of its Subsidiaries have been maintained, and are being maintained, in all material respects in accordance with applicable legal and accounting requirements, and the JAMDAT Financials are consistent with such books and records.

(c)                                  JAMDAT maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)                                 JAMDAT has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 and 15d-14 under the 1934 Act), which (i) are designed to ensure that material information relating to JAMDAT, including its consolidated subsidiaries, is made known to JAMDAT’s principal executive officer and its principal financial officer by others within those entities; and (ii) are effective in all material respects to perform the functions for which they were established.  JAMDAT is not aware of any fraud, whether or not material, that involves management or other employees who have a significant role in JAMDAT’s internal controls.  Since the date of the most recent evaluation of JAMDAT’s disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.  Upon the Closing, JAMDAT will be in compliance with all provisions of the Sarbanes-Oxley Act of 2002 that are effective and applicable to JAMDAT as an “issuer” as defined under the Sarbanes-Oxley Act of 2002.  Since the date of its initial public offering, neither JAMDAT nor any of its Subsidiaries nor, to JAMDAT’s Knowledge, any director, officer, employee, auditor, accountant or representative of JAMDAT or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods or potentially fraudulent conduct of JAMDAT or any of its subsidiaries or their respective internal controls or any material inaccuracy in JAMDAT’s Financials.  No attorney representing JAMDAT or any of its Subsidiaries, or any current or former employee of JAMDAT or any of its Subsidiaries, whether or not employed by JAMDAT or any of its Subsidiaries, has reported to the JAMDAT Board or any committee thereof or to any director or officer of JAMDAT evidence of a material violation of securities laws, breach of fiduciary duty, fraudulent conduct or similar violation by JAMDAT or any of its officers, directors, employees or agents.

(e)                                  There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations), or any other relationships with unconsolidated entities or other persons, that may have a Material Adverse Effect on JAMDAT’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

6.6                                 Compliance with Laws.    Neither JAMDAT nor Buyer nor any of their Subsidiaries is in, and none of them has received written notice of, a violation of or default with respect to, any Legal Requirement, except for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on JAMDAT or Buyer.  Each of JAMDAT and Buyer, and their subsidiaries hold all Governmental Authorizations, other than those as to which the failure to hold, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on JAMDAT.

6.7                                 Proceedings.  There is no pending Proceeding that has been commenced against JAMDAT or Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering or restricts (or, if successful, would materially restrict or prohibit), any of the Transactions, or if determined adversely to any of them, would reasonably be expected to have a Material Adverse Effect on JAMDAT or Buyer, and to JAMDAT’s and Buyer’s Knowledge, no such Proceeding has been Threatened.

6.8                                 Investment.  Buyer is acquiring the Membership Interests for its own account for investment, without a view to their distribution within the meaning of § 2(11) of the Securities Act.

6.9                                 Brokers or Finders.  Except for fees and expenses payable to Merrill Lynch in connection with a valuation opinion related to the Transactions, neither JAMDAT nor Buyer has incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement and the Transactions, and JAMDAT hereby indemnifies and holds the Members harmless from any such fees, commissions or payments alleged to be due by or through JAMDAT or Buyer as a result of the actions of JAMDAT or Buyer.

6.10                           Consideration Shares.  As of the date of issuance thereof, the Closing Shares and, if issued, the Post-Closing Shares shall be duly authorized, validly issued pursuant to resolution of JAMDAT’s Board of Directors and outstanding, fully paid and non-assessable, and the Members shall be the record and beneficial owners of such Consideration Shares, free and clear of all Encumbrances, except for Buyer’s rights under the Escrow Agreement with respect to the Escrow Shares, restrictions imposed under the Securities Act and state securities laws, the Registration Rights Agreement, JAMDAT’s charter documents and the Lock Up Agreements.  Subject to the representations of the Members set forth in Section 5.27 hereof, the Closing Shares are being issued and, if issued, the Post-Closing Shares will be issued, in compliance with all Legal Requirements including, without limitation, the Securities Act and applicable state securities laws and NASDAQ listing and other requirements.

6.11                           Disclosure.  Except with respect to the Transactions, the Comerica financing and JAMDAT’s financial results for the period from January 1, 2005 through the Closing, no representation or warranty of JAMDAT or the Buyer in this Agreement or the JAMDAT SEC Reports and no statement by them herein or in the JAMDAT SEC Reports is a misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 7

COVENANTS

7.1                                 Covenants of the Company and the Members.

(a)                                  Performance.  Each of the Company and the Members covenants and agrees with Buyer that, at all times from and after the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”) and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein, each of the Company and the Members will comply with all covenants and provisions of this Article VII, except to the extent Buyer may otherwise consent in writing or as contemplated by this Agreement and the Transactions.  With respect to the Members’ dealings with JAMDAT and the Buyer, no Member shall take any position which is inconsistent with the position of any other Member.

(b)                                 Regulatory and Other Approvals.  During the Pre-Closing Period, the Members will, and will cause the Company to, as promptly as practicable (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Bodies or any other Person required of the Members or the Company to consummate the Transactions contemplated hereby and by the Transaction Documents, (ii) provide such other information and communications to such Governmental Bodies or other Persons as Buyer or such Governmental Bodies or other Persons may reasonably request in connection therewith and (iii) cooperate with Buyer in connection with the performance of its obligations under Section 7.2.  During the Pre-Closing Period, the Members and the Company will provide prompt notification to Buyer when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise Buyer of any communications (and, unless precluded by applicable Legal Requirements, provide copies of any such communications that are in writing) with any Governmental Body or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

(c)                                  HSR Filings.  In addition to and not in limitation of the Company and the Members’ covenants contained in Section 7.1(a), during the Pre-Closing Period, the Company and the Members will (i) take promptly all actions necessary to make the filings required of the Company and the Members or their Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by the Company and the Members or their Affiliates from the Federal Trade

Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with Buyer in connection with Buyer’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general.

(d)                                 Investigation by Buyer.  During the Pre-Closing Period, the Members will, and will cause the Company to, (i) provide Buyer with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and their assets and properties for the purpose of conducting its due diligence investigation of the Company, and (ii) furnish Buyer with all such information and data (including without limitation copies of Contracts, Benefit Plans, employment policies, employment handbooks, personnel records and other books and records) concerning the business and operations of the Company as Buyer or reasonably may request in connection with such investigation.  The foregoing shall be subject to Section 10.9 regarding confidentiality

(e)                                  No Solicitations.  During the Pre-Closing Period, the Members will not take, nor will they permit the Company, or any Affiliate of the Members (or authorize or permit any Representative or other Person retained by or acting for or on behalf of the Members, the Company or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or permitting access to the assets and properties and books and records of the Company) any offer or inquiry from any Person concerning an Acquisition Proposal.  If the Members, the Company or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above concerning an Acquisition Proposal, the Members will promptly advise such Person, by written notice, of the terms of this Section 7.1(e) and will promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy of such notice to Buyer.

(f)                                    Conduct of Business.  During the Pre-Closing Period, the Members will cause the Company to conduct business only in the Ordinary Course of Business other than as contemplated by this Agreement and the Transactions.  Without limiting the generality of the foregoing, the Members will, unless otherwise approved in writing by Buyer or JAMDAT or contemplated by this Agreement and the Transactions:

(i)                                     cause the Company to use its commercially reasonable efforts to (I) preserve intact the present business organization and reputation of the Company, (II) keep available (subject to dismissals and retirements in the Ordinary Course of Business) the services of the present officers, employees and consultants of the Company, (III) maintain the assets and properties of the Company in good working order and condition, ordinary wear and tear excepted, (IV) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships and (V) continue all current sales, marketing and promotional activities relating to the business and operations of the Company;

(ii)                                  except to the extent required by applicable Legal Requirements, (I) cause the books and records to be maintained in the usual, regular and ordinary manner, (II) not permit any change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (B) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes and (III) not permit any change in the fiscal year of the Company;

(iii)                               (I) use, and will cause the Company to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Schedule 5.16, (II) to the extent requested by Buyer prior to the Closing Date, use all commercially reasonable efforts to cause such insurance coverage held by any Person (other than the Company) for the benefit of the Company to continue to be provided for at least ninety (90) days after the Closing on substantially the same terms and conditions as provided on the date of this Agreement and (III) cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or assets and properties of the Company to be paid to the Company; and

(iv)                              cause the Company to comply, in all material respects, with all Legal Requirements applicable to the business and operations of the Company, and promptly following receipt thereof to give Buyer copies of any notice received from any Governmental Body or other Person alleging any violation of any such Legal Requirement or Order.

(g)                                 Financial Statements and Reports; Filings.

(i)                                     As promptly as practicable and in any event no later than forty five (45) days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, the Members will deliver to Buyer true and complete copies of (in the case of any such fiscal year) the audited and (in the case of any such fiscal quarter) the unaudited consolidated balance sheet, and the related audited or unaudited consolidated statements of operations, stockholders’ equity and cash flows, of the Company and its consolidated subsidiaries, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements.

(ii)                                  As promptly as practicable, the Members will deliver copies of all License applications and other filings made by the Company after the date hereof and before the Closing Date with any Governmental Body (other than routine, recurring filings made in the Ordinary Course of Business or License applications which are not material to the Company).

(h)                                 Employee Matters.  During the Pre-Closing Period, the Members will use their commercially reasonable efforts to cause the Company’s Employees designated on Schedule 4.2(k) to agree to be employed by Buyer or the Company following the Closing (provided that commercially reasonable efforts shall not include the payment of any consideration or enhanced compensation to such employees).  During the Pre-Closing Period, the Members will cause the Company to administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of all applicable Legal Requirements.  During the Pre-Closing Period, the Members will promptly notify Buyer in writing of each receipt by the Members or the Company (and furnish Buyer with copies) of any notice of investigation or administrative proceeding by the IRS or other Governmental Body or Person involving any Benefit Plan.  Except as may be required by applicable Legal Requirements, during the Pre-Closing Period, the Members will refrain, and will cause the Company to refrain, from directly or indirectly (except as contemplated by this Agreement and the Transaction):

(i)                                     making any representation or promise, oral or written, to any officer, employee or consultant of the Company concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Benefit Plan;

(ii)                                  making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Subsidiary whose annual salary is or, after giving effect to such change, would be $50,000 or more;

(iii)                               adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Legal Requirements and, in the event compliance with Legal Requirements presents options, only to the extent that the option which the Company reasonably believes to be the least costly is chosen or in the Ordinary Course of Business; or

(iv)                              establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement.

(i)                                     Certain Restrictions.  During the Pre-Closing Period, the Members will cause the Company to refrain from (except as expressly contemplated by this Agreement and the Transactions):

(i)                                     amending its articles of organization, operating agreement and any other Organizational Documents or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of the Company

(ii)                                  authorizing, issuing, selling or otherwise disposing of any Membership Interests of or any option or right of any kind to acquire securities with respect to the Company, or modifying or amending any right of any holder of outstanding shares of capital stock of or right to acquire securities of any kind with respect to the Company;

(iii)                               declaring, setting aside or paying any dividend or other distribution in respect of the Membership Interests of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any Membership Interests of or any right to acquire securities of any kind with respect to the Company;

(iv)                              acquiring or disposing of, or incurring any Encumbrance (other than a Permitted Lien) on, any Company assets and properties, other than in the Ordinary Course of Business;

(v)                                 (i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (A) any Contract that would, if in existence on the date of this Agreement, be required to be disclosed in the Schedule 5.15 or (B) any material License or (ii) granting any irrevocable powers of attorney;

(vi)                              violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any License held or used by the or any Contract to which the Company is a party or by which any of its assets and properties is bound;

(vii)                           except for existing royalties obligations of the Company to TTC (A) incurring indebtedness in an aggregate principal amount exceeding $50,000 (net of any amounts of indebtedness discharged during such period), or (B) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company under, any indebtedness of or owing to the Company;

(viii)                        engaging with any Person in any merger or other business combination;

(ix)                                making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $25,000;

(x)                                   making any change in the lines of business in which it participates or is engaged;

(xi)                                writing off or writing down any of its assets and properties outside the Ordinary Course of Business; or

(xii)                             entering into any Contract to do or engage in any of the foregoing.

(j)                                     Affiliate Transactions.  During the Pre-Closing Period, and except as expressly contemplated by this Agreement and the Transactions, the Company will not enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the Ordinary Course of Business or on other then an arm’s-length basis with the Members or any Affiliate.

(k)                                  Books and Records.  On the Closing Date, the Members will deliver or make available to Buyer at the offices of the Company all of the books and records of the Company, and if at any time after the Closing the Members discover in their possession or under their control any other books and records of the Company, they will forthwith deliver such books and records to Buyer.

(l)                                     Notice and Cure.  During the Pre-Closing Period, the Members will notify Buyer in writing (where appropriate, through updates to the Members’ Disclosure Schedule) of, and contemporaneously will provide Buyer with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to a Member, occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Company or any Member under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of the Company or any Member contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Buyer’s right to seek indemnity under Article VIII.

(m)                               Fulfillment of Conditions.  Each of the Company and the Members will execute and deliver at the Closing each Transaction Document that the Company and the Members are required hereby to execute and deliver as a condition to the Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of JAMDAT and Buyer contained in this Agreement.

(n)                                 Stock Matters.  Each of the Members will not, and will use commercially reasonable efforts to cause their Affiliates not to, directly or indirectly, at any time loan or sell short any JAMDAT Common Stock or any derivative security related thereto to any Person for the purpose of facilitating any short sale or similar transaction involving the JAMDAT Common Stock.  The Members shall immediately notify JAMDAT in writing at such time as they obtain Knowledge with respect to any such activities by their Affiliates.

(o)                                 Bulk Sales Report.  The Company and the Members shall file a timely Report of Bulk Sale or Transfer (Form G-8A) with the Department of Taxation of the State of Hawaii in compliance with Section 237-43 of the Hawaii Revised Statutes and obtain the certificate from the Department of Taxation required to be delivered to Buyer under Section 4.2 of this Agreement.  Any estimate of an amount for purposes of completing and filing such certificate shall not be binding for purposes of Section 3.2.

7.2                                 Covenants of JAMDAT and Buyer.

(a)                                  Performance.  Each of JAMDAT and Buyer covenants and agrees with the Company and the Members that, at all times during the Pre-Closing Period, JAMDAT and Buyer will comply with all covenants and provisions of this Article VII applicable to it, except to the extent the Members may otherwise consent in writing or as contemplated by this Agreement and the Transactions.

(b)                                 Regulatory and Other Approvals.  JAMDAT and Buyer will as promptly as practicable (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Bodies or any other Person required of JAMDAT and Buyer to consummate the Transactions contemplated hereby and by the Transaction Documents, (ii) provide such other information and communications to such Governmental Bodies or other Persons as the Members or such Governmental Bodies or other Persons may reasonably request in connection therewith and (iii) cooperate with the Company and the Members in connection with the performance of their obligations under Section 7.1.  JAMDAT and Buyer will provide prompt notification to the Members when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise the Members of any communications (and, unless precluded by applicable Legal Requirements, provide copies of any such communications that are in writing) with any Governmental Body or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

(c)                                  HSR Filings.  During the Pre-Closing Period, in addition to and without limiting JAMDAT and Buyer’s covenants contained in Section 7.2(a), each of JAMDAT and Buyer will (i) take promptly all actions necessary to make the filings required of Buyer or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by JAMDAT and Buyer or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with the Company and the Members in connection with the Company’s and the Members’ filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general.

(d)                                 Notice and Cure.  During the Pre-Closing Period, each of JAMDAT and Buyer will notify the Members in writing of, and contemporaneously will provide the Members with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to JAMDAT or Buyer, occurring after the date of this Agreement that causes or will cause any covenant or agreement of JAMDAT or Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of JAMDAT or Buyer contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any Member’s right to seek indemnity under Article VIII.

(e)                                  Fulfillment of Conditions.  Each of JAMDAT and Buyer will execute and deliver at the Closing each Transaction Document that JAMDAT and Buyer is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Members contained in this Agreement.

(f)                                    Proceedings.  During the Pre-Closing Period, JAMDAT and Buyer shall notify Company and the Members in writing promptly after learning of any Proceeding or investigation by or before any Governmental Body, initiated by or against JAMDAT or Buyer, or known by either of them to be threatened against JAMDAT or Buyer or any of its officers, directors, employees or stockholders in their capacity that would be reasonably expected to have a Material Adverse Effect on JAMDAT or Buyer if determined adversely to JAMDAT or Buyer.

(g)                                 New Employee Options.  JAMDAT shall (i) within ninety (90) days after the Closing, grant stock options to purchase a minimum of 75,000 shares of JAMDAT Common Stock under JAMDAT’s 2004 Equity Incentive Plan to employees of the Company, and (ii) within twenty four (24) months after the Closing grant stock options to purchase a minimum of 50,000 shares (not including the shares in subclause (i) above) of JAMDAT Common Stock under JAMDAT’s 2004 Equity Incentive Plan to employees of the Company; provided that, subject to the stated minimums above, the exact number of such options issued shall be made in the sole and absolute discretion of JAMDAT (all such options issued pursuant to this Section 7.2(g), collectively, the “New Employee Options”).

(h)                                 Listing of Additional Shares.  JAMDAT will cause the shares of (i) JAMDAT Common Stock to be issued in the Transaction to the Members, and (ii) when issued, the shares of JAMDAT capital stock issued upon to be issued upon exercise of the New Employee Options, to be approved for listing on the NASDAQ National Stock Market, subject only to official notice of issuance.

(i)                                     SEC Documents.  During the Pre-Closing Period, JAMDAT will file, lodge or deliver to the SEC all JAMDAT SEC Reports required under Legal Requirements to be filed, lodged or delivered by JAMDAT with in the time required by such Legal Requirements.  During the Pre-Closing Period, promptly after filing any publicly available report, schedule, form, statement or other document with the SEC, JAMDAT shall make available a copy thereof to the Members.

ARTICLE 8

INDEMNIFICATION; REMEDIES

8.1                                 Survival of Representations, Etc.   The representations and warranties of the Company, the Members, Buyer and JAMDAT contained herein shall survive until the three-year anniversary of the Closing (the “Expiration Date”), provided, however, that (i) the representations and warranties contained in Sections 5.2(a), 5.3, 6.2, 6.3(a) and 6.4 (the “Surviving Claims”) shall continue to survive until the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof) and (ii) the representations and warranties contained in Section 5.10(g) and Section 5.10(h) (“Surviving Tax Claims”) shall continue to survive until the expiration of thirty (30) days after expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof).  The right to indemnification, payment of Damages or other remedy based on such representations and warranties and any covenants and obligations in this Agreement relating to such representations and warranties will not be affected by any investigation conducted with respect to, or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.   The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

8.2                                 Indemnification.

(a)                                  By the Members.  The Members shall jointly and severally indemnify, save and hold harmless JAMDAT, Buyer and their Affiliates and Subsidiaries and each of their respective Representatives (collectively, the “Member Indemnified Parties”), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, reasonable attorneys’, accountants’ and expert witnesses’ fees and charges and all amounts paid in investigation, defense or settlement of any of the foregoing  (herein, “Damages”), incurred in connection with, arising out of, resulting from: (i) any breach of any representation or warranty made by the Members or the Company in this Agreement, or any certificate, document or instrument delivered by such party at or prior to the Closing, (ii) any breach of any covenant or agreement required to be performed at or prior to the Closing made by the Members or the Company in this Agreement, or any certificate, document or instrument delivered by such party at or prior to the Closing, (iii) any breach of any representation, warranty or covenant made by any party (other than Buyer or JAMDAT) in any other Transaction Document, and (iv) any and all Taxes (A) required to be paid by the Company and/or the Members under this Agreement, (B) for which the Company has any Liability with respect to any Tax period ending on or before the Closing Date (including the pre-Closing portion of any Straddle Period), whether or not disclosed to JAMDAT or Buyer on any Schedule to this Agreement or otherwise (but not including for purposes of this subclause (B) any Taxes to the extent of the dollar amount thereof included in Liabilities that were taken into account in the calculation of Net Cash or Net Debt), (C) of any Person (other than the Member Indemnified Party) for which the Company has liability under any provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise, (D) that the Company was required to or did withhold on or before the Closing Date with respect to any employee, Member or other person, (E) relating to any Seller Tax Contest, or (F) relating to any Buyer Tax Contest or Straddle Period Contest, to the extent relating to matters described in or one or more of the preceding subclauses (A), (B), (C), (D), and (E).  The term “Damages” as used in this Section 8.2 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims.

(b)                                 By JAMDAT and Buyer.  JAMDAT and Buyer shall jointly and severally indemnify, save and hold harmless the Members and their respective Affiliates and Representatives (the “Buyer Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, resulting from:  (i) any breach of any representation or warranty made by Buyer in this Agreement or any certificate, document or instrument delivered by such party at or prior to the Closing; or (ii) any breach of any covenant or agreement required to be performed at or prior to the Closing made by Buyer in this Agreement, or any certificate, document or instrument delivered by such party at or prior to the Closing.

(c)                                  Limitations on Indemnity.

(i)                                     Except as provided in this Article VIII, the Members shall not be required to indemnify and hold harmless the Buyer with respect to a Claim arising out of or resulting from this Agreement pursuant to Section 8.2(a) unless and until the cumulative aggregate amount of all Damages which are otherwise recoverable by the Buyer under Section 8.2(a) exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Threshold”); provided, however, Damages relating to any Surviving Tax Claim or any matter described in clause (iv) in the first sentence of Section 8.2(a) or in any one or more of subclauses (A), (B), (C), (D), (E) and (F) thereof (“Tax Damages”) shall not be subject to the Threshold as described in the first independent clause of this sentence but nonetheless shall count toward the Threshold for purposes of the next sentence.  If the Buyer brings an eligible Claim or eligible Claims for an amount in excess of the Threshold, the Members shall be obligated to indemnify the Buyer for the full amount of all Damages under Section 8.2(a) including the amount of the Threshold.

(ii)                                  Subject to limitations set forth in this Article VIII or elsewhere in this Agreement upon the obligations of the parties with respect to Taxes, Tax Damages and Tax Contests, the indemnified party will use commercially reasonable efforts to mitigate damages in respect of any Claim for which it is seeking indemnification under this Article VIII.

(iii)                               With respect to the amount of any Damages subject to indemnification under this Section 8.2 pursuant to any Claim therefor, such Damages shall be calculated net of any insurance proceeds or recoveries actually received as compensation or reimbursement for such Damages by the Member Indemnified Party, on one hand, or Buyer Indemnified Party, on the other hand,  that incurred such Damages, as applicable, from any other third party; provided, however, that, notwithstanding the foregoing, nothing herein shall be deemed to require any indemnified party to use efforts to effect recovery of available insurance claims or recoveries from any third party after denial by the insurer or third party of a submitted claim in connection with any claim for any Damages (so that, for example and not by way of limitation, an indemnified party shall not be required to file or prosecute any claim in litigation or arbitration or other proceeding to effect recovery), or to purchase insurance with respect to matters subject to indemnification hereunder, and decisions regarding the purchase of such insurance shall be at each party’s sole discretion.

(d)                                 Cooperation.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its Representatives (including without limitation its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.  This Section 8.2(d) shall not apply with respect to any Buyer Tax Contest or Seller Tax Contest.

(e)                                  Defense of Claims.  If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 8.2.  If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons).  Any Claim Notice given by the party entitled to indemnification to the indemnifying party pursuant to this Agreement shall be made prior to the Expiration Date (except with respect to (i) Claims made in respect of Surviving Claims which must be made prior to the expiration of the applicable statute of limitations for such claims (giving effect to any waiver or extension thereof), and (ii) Surviving Tax Claims, which must be made prior to the expiration of thirty (30) days after expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof)), be in writing and shall (i) indicate that the party entitled to indemnification has incurred, paid or accrued (in accordance with GAAP) or, in good faith, believes it shall have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim if it is reasonably possible to set forth an aggregate stated amount, and (ii) a brief description, in reasonable detail (to the extent reasonably available to the party entitled to indemnification), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of Damages if known, the date each such item was incurred, paid or accrued (in accordance with GAAP) if known, or the basis for such anticipated Damages, and the specific nature of the breach to which such item is related and whether the party entitled to indemnification has notified the insurance carrier if applicable.  The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been materially damaged or prejudiced by such failure.  After such notice, the indemnifying party may elect, by written notice to the indemnified party, at the indemnifying party’s own expense, except in the case of a Tax Contest, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.

(f)                                    If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice if required to do so under Section 8.2(e), the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, in which event the indemnifying party shall be entitled, at the indemnifying party’s cost, risk and expense, to participate in such defense, compromise or settlement with separate counsel of its own choosing; provided, further, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.  If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action unless such consent has been requested and unreasonably denied.  In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.   This Section 8.2(f) shall not apply to any Tax Contest.

8.3                                 Limitation on Indemnity/Commitments.

(a)                                  The indemnification obligations of the Members (on the one hand) and JAMDAT and Buyer (on the other hand) with respect to any breach of any representation or warranty or covenant or agreement pursuant to Sections 8.2(a) or (b), respectively, shall be limited to Claims for Damages made prior to the Expiration Date (except with respect to (i) Claims made in respect of Surviving Claims which must be made prior to expiration of the applicable statute of limitations for such claims (giving effect to any waiver or extension thereof) and (ii) Surviving Tax Claims, which must be made prior to expiration of thirty (30) days after expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof)).

(b)                                 Neither (i) the termination of the representations or warranties contained herein, nor (ii) the expiration of the indemnification obligations described in this Article VIII, will affect the rights of a Person in respect of any Claim made by such Person received by the indemnifying party prior to the Expiration Date (except with respect to (i) Claims made in respect of Surviving Claims which must be made prior to the expiration of the applicable statute of limitations for such claims (giving effect to any waiver or extension thereof) and (ii) Surviving Tax Claims, which must be made prior to expiration of thirty (30) days after expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof)).

8.4                                 Exclusive Remedies.  From and after the Closing, except for fraud or intentional misrepresentation of a party (“Fraud Claims”) the sole and exclusive remedy of the Buyer Indemnified Parties against the Buyer or JAMDAT for any Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or arising out of this Agreement (including any breach or alleged breach and of the representations, warranties or covenants or agreements of the other party under this Agreement) or any certificate, document or instrument delivered by such party at or prior to the Closing, is set forth in this Article VIII.  From and after the Closing, except with respect to (a) Fraud Claims of a party, and (b) as provided in the last sentence of Section 8.4, the sole and exclusive remedy of JAMDAT, the Buyer and other Member Indemnified Parties against the Members for any Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or arising out of this Agreement (including any breach or alleged breach and of the representations, warranties or covenants or agreements of the other party under this Agreement) or any certificate, document or instrument delivered by such party at or prior to the Closing, is set forth in this Article VIII, and shall be limited to and may only be satisfied by recourse to the Escrow Shares then held in escrow, provided that with respect to any Surviving Claims and any Surviving Tax Claims JAMDAT and the Buyer may seek recourse directly against the Members only (i) to the extent that any Damages incurred by JAMDAT and the Buyer, in respect of such Surviving Claims and Surviving Tax Claims cannot be satisfied by recourse to the Escrow Shares, and (ii) up to a maximum amount equal to (x) the total value of the Sale Consideration, less (y) the total amount of all previously satisfied Claims.  Buyer, JAMDAT and the Members agree and acknowledge that the limitations set forth herein shall be of no force or effect with respect to Damages of Buyer or JAMDAT related to the Non-Competition Agreement, the Registration Rights Agreement, the Lock Up Agreement or the License Agreement.

8.5                                 Buyer Tax Contest.  A Member Indemnified Party designated by JAMDAT shall have sole control of any audit or examination of any Tax Return filed by it or them (or any administrative appeal or litigation relating thereto) at any time, including any such Tax Return for any period beginning on or after the Closing Date (a “Buyer Tax Contest”), including the right to pursue or forego any Buyer Tax Contest or continuation thereof; provided, however, that (a) counsel for such Member Indemnified Party in any Buyer Tax Contest involving a Claim for Tax Damages (a “Tax Claim”)shall consult in good faith with a single counsel appointed for Seller in connection with such Buyer Tax Contest and shall keep such Seller counsel reasonably informed regarding such Buyer Tax Contest to the extent it pertains to any Tax Claim, and (b) such Member Indemnified Party may not resolve or settle such Buyer Tax Contest if any Member would be required to indemnify any Member Indemnified Party, or otherwise be required to make a payment, as a result of such resolution or settlement of the Buyer Tax Contest unless either (i) such Member consents to that resolution or settlement (which consent shall not be unreasonably withheld) or (ii) such Member Indemnified Party foregoes the right to such indemnification by such Member and such resolution or settlement does not impose upon a Member an obligation to make a payment for indemnification or otherwise.

8.6                                 Straddle Period Returns.  A Member Indemnified Party designated by JAMDAT shall control any audit or examination of any Tax Return (or any administrative appeal or litigation relating thereto) for any Straddle Period (“Straddle Period Tax Contest”), including the right to pursue or forego any Straddle Period Tax Contest or continuation thereof; provided, however, that, to the extent such Straddle Period Tax Contest involves a Tax Claim, (i) the counsel for such Member Indemnified Party shall consult in good faith with a single counsel appointed for all Members in connection with such Straddle Period Tax Contest and shall keep such counsel reasonably informed regarding such Straddle Period Tax Contest, and (ii) such Member Indemnified Party may not resolve or settle such Straddle Period Tax Contest if any Member would be required to indemnify any Member Indemnified Party, or otherwise be required to make a payment, as a result of such resolution or settlement of the Straddle Period Tax Contest unless either (A) such Member consents to that resolution or settlement (which consent shall not be unreasonably withheld) or (B) such Member Indemnified Party foregoes the right to such indemnification by such Member and such resolution or settlement does not impose upon a Member an obligation to make a payment for indemnification or otherwise.

8.7                                 Seller Tax Contests.  The Members shall have sole control of any audit or examination of any Tax Return filed by the Company for a period ending on or before the Closing Date and any related administrative appeal or any litigation if such audit or examination and any related administrative appeal or litigation is not a Buyer Tax Contest or a Straddle

Period Tax Contest (a “Seller Tax Contest”), including the right to pursue or forego any Seller Tax Contest or continuation thereof; provided, however, that (i) counsel for the Members in any Seller Tax Contest shall consult in good faith with a single counsel appointed for the Member Indemnified Parties and the Company in connection with any Seller Tax Contest and shall keep such counsel reasonably informed regarding such Seller Tax Contest, (ii) the Members shall not resolve or settle any Seller Tax Contest if such resolution or settlement would or could reasonably be anticipated to result in an increase in liability for Tax of any Member Indemnified Party or the Company for any taxable period (or portion thereof) beginning on or after Closing unless JAMDAT consents to that resolution or settlement (which consent shall not be unreasonably withheld), and (iii) the Members shall deliver to JAMDAT copies of all written communications to and from any Governmental Body in respect of any such Seller Tax Contest and will give JAMDAT the right to attend all conferences (telephonic or otherwise), subject to JAMDAT’s execution of a commercially reasonable confidentiality agreement.

ARTICLE 9

TERMINATION

9.1                                 Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)                                  at any time before the Closing, by mutual written agreement of JAMDAT and Buyer (on the one hand), and the Company and the Members (on the other hand);

(b)                                 at any time before the Closing, by Buyer or JAMDAT upon a breach of any representation, warranty, covenant or agreement on the part of Company or the Members set forth in this Agreement, or if any representation or warranty of Company or the Members shall have become untrue, in either case such that the conditions set forth in Section 4.2(a) or 4.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company’s or the Members’ representations and warranties or breach by Company or the Members is curable by such party through the exercise of its commercially reasonable efforts, then JAMDAT or Buyer may not terminate this Agreement under this Section 9.1(b) for ten (10) calendar days after delivery of written notice from Buyer or JAMDAT to Company and the Members of such breach (it being understood that Buyer or JAMDAT may not terminate this Agreement pursuant to this Section 9.1(b) if such breach by Company or the Members is cured during such ten day period or if Buyer or JAMDAT shall have materially breached this Agreement);

(c)                                  at any time before the Closing, by the Company or the Members upon a breach of any representation, warranty, covenant or agreement on the part of Buyer or JAMDAT set forth in this Agreement, or if any representation or warranty of Buyer or JAMDAT shall have become untrue, in either case such that the conditions set forth in Section 4.3(a) or 4.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Buyer’s or JAMDAT’s representations and warranties or breach by Buyer or JAMDAT is curable by such party through the exercise of its commercially reasonable efforts, then the Company or Members may not terminate this Agreement under this Section 9.1(c) for ten days after delivery of written notice from the Company or the Members to Buyer or JAMDAT of such breach (it being understood that the Company or the Members may not terminate this Agreement pursuant to this Section 9.1(c) if such breach by Buyer or JAMDAT is cured during such ten day period or if the Company or the Members shall have materially breached this Agreement);

(d)                                 at any time after April 30, 2005 by Buyer, the Company and the Members upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

9.2                                 Effect of Termination.  If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of JAMDAT, Buyer, the Company and the Members (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 10.6 and confidentiality in Section 10.9 will continue to apply following any such termination.  Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 9.1(b), (c) or (d), JAMDAT and Buyer will remain liable to the Company and the Members for any willful breach of this Agreement by JAMDAT or Buyer existing at the time of such termination, and the Company and the Members will remain liable to JAMDAT and Buyer for any willful breach of this Agreement by the Company or the Members existing at the time of such termination, and JAMDAT and Buyer, the Company and the Members may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE 10

MISCELLANEOUS

10.1                           Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; except that, JAMDAT or Buyer may, without consent of the Members, assign all such rights and obligations to a wholly-owned Subsidiary (or a partnership controlled by JAMDAT or Buyer) or Subsidiaries of JAMDAT or Buyer or to a successor in interest to all of JAMDAT or Buyer’s business which shall assume all obligations and Liabilities of Buyer under this Agreement, provided that Buyer and JAMDAT shall also remain responsible for all of its obligations under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.2                           Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to the Members, Family Trust I or Family Trust II or, prior to the Closing, the Company, addressed to:

Henk B. Rogers 2005 Dynasty Trust
Akemi M. Rogers 2005 Dynasty Trust

Henk Rogers

Akemi Rogers

1050 Lunalilo St., PH5
Honolulu, Hawaii 96822
Telephone:  (808) 528-2463
Facsimile No.:  (808) 528-1634

with a copy to:

Hong & Kwock, a Law Corporation

220 S. King St # 1220
Honolulu, HI 96813

Telephone: (808) 528-1400

Facsimile No.:  (808) 528-1404
Attn: David Kwock, Esq.

Prior to the Closing, if to the Company,

Blue Lava Wireless, LLC

2800 Woodlawn Drive, Suite 245

Honolulu, Hawaii 96822, USA

Attn.: Henk Rogers, Member
Attn: Akemi Rogers, Member
Telephone: (808) 539-3900
Facsimile No.: (808) 539-3831

with a copy to:

Fenwick & West LLP
Embarcadero Center West
275 Battery Street
San Francisco, CA 94111

Telephone: (415) 875-2300
Facsimile No.:  (415) 281-1350
Attn: Samuel B. Angus, Esq.

If to JAMDAT or Buyer, addressed to:

JAMDAT Mobile Inc.
3415 S. Sepulveda Blvd., Ste. 700
Los Angeles, CA 90034
Facsimile No.: (310) 397-0353
Attn: Craig S. Gatarz, Esq.

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP
800 Anacapa Street
Santa Barbara, CA  93101-2212
Facsimile: (805) 568-1955
Attn: C. Thomas Hopkins, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.3                           Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California (without giving effect to its choice of law principles), except with respect to matters of law concerning the internal corporate or LLC affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

10.4                           Entire Agreement; Amendments and Waivers.  This Agreement and the Transaction Documents, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule and the other agreements referred to herein), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including but not limited to the Letter of Intent regarding Proposed Acquisitions dated February 10, 2005 and the Letter regarding Exclusive Dealing dated March 23, 2005.  This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.5                           Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6                           Expenses.  Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party. In the event the Transaction described hereto is consummated, all expenses of the former Members related to the Transaction described hereto shall be paid solely by those Members.

10.7                           Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.8                           Publicity.  Except as required by applicable Legal Requirements, none of JAMDAT, Buyer, the Company nor the Members shall issue any press release or make any public statement regarding this Agreement and the Transactions contemplated hereby, without prior written approval of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by applicable Legal Requirements to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party and limit such announcement, statement, acknowledgment or revelation to extent commercially reasonable through confidential treatment or protective order.  Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.  JAMDAT and Buyer shall have the right to issue or make an appropriate press release or public announcement after the Closing.

10.9                           Confidential Information; No Disclosure.

(a)                                  Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the Transactions of any Governmental Body) or by other Legal Requirements or (ii) disclosed in a Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents, data and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the Transactions, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Buyer’s use of documents and information concerning the Business and the Company furnished by the Company hereunder or when a party has to assert rights against another pursuant to this Agreement.  In the event the Transactions are not consummated, upon the request of the other party, each party hereto, will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the Transactions and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.  The obligations in this

Section 10.9 shall be in addition to the obligations of the parties to that certain Non-Disclosure Agreement between the Company and JAMDAT dated as of February 4, 2005, which remains in full force and effect.

(b)                                 The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section.  It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section.  Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction;

(c)                                  The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate and the Company hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or Threatened breach of such provisions may be effectively restrained.

10.10                     Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 8.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

10.11                     Service of Process; Consent to Jurisdiction.

(a)                                  Service of Process.  Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under California law.

(b)                                 Consent and Exclusive Jurisdiction.  Each party hereto irrevocably and unconditionally:  (i) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought only in the United States District Court for the Central District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Los Angeles, California; (ii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

10.12                     Attorneys’ Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees and legal costs and costs of accountants and investigations, incurred in connection with such action, including any appeal of such action.

10.13                     Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.14                     Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.15                     No Interpretation Against Drafter.  This Agreement and the Transaction Documents are the product of negotiations between the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

10.16                     Additional Survival.  In addition to the survival of representations and warranties and other provisions referenced in Section 8.1 of this Agreement, which shall survive pursuant to the terms of such Section, the obligations of the Members and Buyer contained in Articles II, III, VIII and X of this Agreement shall survive the Closing Date indefinitely.

10.17                     Further Assurances.  The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as may be reasonably requested by another party hereto for the purpose of carrying out the intent of this Agreement and the Transactions contemplated by this Agreement.

10.18                     Interpretation.  All references to currency herein are to United States dollars unless otherwise specified herein.  The words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.  References to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may be from time to time e, amended, modified or re-enacted.  References to this “Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective representatives thereunto duly authorized, all as of the day and year first above written.

JAMDAT:

JAMDAT Mobile, Inc.

/s/ Mitch Lasky
By:	Mitch Lasky
Its:	Chief Executive Officer

BUYER:

JAMDAT Mobile (Hawaii) LLC

/s/ Mitch Lasky
By:	Mitch Lasky
Its:	Manager

THE COMPANY:

Blue Lava Wireless, LLC

/s/ Henk Rogers
By:	Henk Rogers
Its:	Co-Manager

/s/ Akemi Rogers
By:	Akemi Rogers
Its:	Co-Manager

MEMBERS:

/s/ Henk Rogers
Henk Rogers

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/s/ Akemi Rogers
Akemi Rogers

FAMILY TRUST I

Henk B. Rogers 2005 Dynasty Trust

By:	/s/ Akemi Rogers
Name:	Akemi Rogers
Its:	Trustee

	Agreed:	/s/ Henk Rogers

Name: Henk Rogers, Settlor

FAMILY TRUST II

Akemi M. Rogers 2005 Dynasty Trust

By:	/s/ Henk Rogers
Name:	Henk Rogers
Its:	Trustee

	Agreed:	/s/ Akemi Rogers
Name: Akemi Rogers, Settlor

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